Exhibit 2


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               KASPER A.S.L., LTD.

                             ANNE KLEIN COMPANY LLC

                                       AND

                                  TAKIHYO INC.

                           DATED AS OF MARCH 15, 1999

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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement, dated as of March 15, 1999 by and among KASPER A.S.L., LTD., a corporation having its principal office at 77 Metro Way, Secaucus, New Jersey 07094 ("Purchaser"), ANNE KLEIN COMPANY LLC, a limited liability company having its principal office at 11 West 42nd Street, New York, New York 10036 ("Seller") and TAKIHYO INC., ("Takihyo") a corporation having its principal office at 11 West 42nd Street, New York, New York 10036.

                              W I T N E S S E T H:

     WHEREAS, Seller owns all right, title and interest to the trademarks "Anne Klein," "Anne Klein II" and "A Line Anne Klein," and any and all other trademarks, trade names, logos and intellectual property rights, as set forth on
Schedule 6.07 hereto, as well as certain other assets relating thereto;

     WHEREAS, Seller desires to sell, and Purchaser wishes to purchase, the Assets (as hereinafter defined) subject to the terms and conditions of this Agreement;

     WHEREAS, in connection with the execution and delivery of this Agreement, on the date hereof, (i) Purchaser and Seller are entering into a license agreement (the "License Agreement") pursuant to which Seller is licensing to Purchaser certain of Seller's trademarks; (ii) Purchaser and Seller are entering into an agreement (the "Omnibus Agreement") pursuant to which, among other things, Purchaser is agreeing to purchase certain of Seller's inventory, (iii) Purchaser and Seller are entering into a management consulting and services agreement (the "Management Consulting Agreement") pursuant to which Purchaser is providing certain services to Seller relating to the wind down of certain aspects of Seller's business and (iv) Purchaser and Seller are


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entering into a services agreement (the "Services  Agreement") pursuant to which
Seller is providing certain services to Purchaser in connection with Purchaser's operations pursuant to the License Agreement (collectively, the "Transaction Documents" and the transactions contemplated by the Transaction Documents, the "Anne Klein Transactions");

     WHEREAS, the consummation of certain transactions contemplated by this Agreement and certain of the Transaction Documents, and the effectiveness of certain provisions of the License Agreement, are subject to, among other things, receipt of FTC Approval (as defined in Section 11.06 of this Agreement).

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

     Condition of FTC Approval; Early Termination of this Agreement

     1.01 FTC Approval; Early Termination. The purchase of the Assets, the payment of the Purchase Price (as hereinafter defined), the assumption of the obligations of Seller under the Trademark License Agreements, the Other
Trademark Agreements and the Other Assumed Agreements (all as hereinafter defined) and the consummation of the other transactions contemplated hereby, except for the provisions of Section 11.06, are expressly and absolutely subject to obtaining FTC Approval. In the event that FTC Approval is not obtained prior to May 31, 1999, or on such other date upon which Purchaser and Seller shall mutually agree in writing, then (a) this Agreement (other than the provisions of Article X to the extent such Article related to the indemnification obligations of Seller and Takihyo of the Purchaser Indemnified Parties (as hereinafter defined) in respect of Excluded Liabilities (as hereinafter


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defined) and any other  provision  hereunder that by its terms  expressly  shall survive the termination of this Agreement) shall terminate in its entirety as of such date and (b) except for the foregoing, none of the parties hereto shall have any further rights or obligations of any nature pursuant hereto or thereto.

                                   ARTICLE II

                                   Definitions

     2.01 Defined Terms. As used in this Agreement, the following defined terms shall have the meanings assigned to them below, which meanings shall be applicable equally to the singular and plural forms of the terms so defined:

     "Actual Knowledge" of, or "Actually Known" to, or "knowledge" of, Seller or Takihyo, or Seller or Takihyo becoming "aware" or similar expressions shall mean the actual knowledge of Frank Mori, Tomio Taki, Beverly Katz, Lawrence Stern, or Barbara Friedman as long as they are employed and (if they are not so employed) their respective replacements or substitutes.

     "Agreement" shall mean this Asset Purchase Agreement, together with all schedules and exhibits hereto, as the same may be supplemented, modified, amended or restated from time to time in the manner provided herein.

     "Apparel  Business"  shall  mean  the  development,   design,   production,
marketing, distribution and sale by Seller of women's and girl's apparel under the Trademarks.

     "Asset" and "Assets" shall mean all right, title and interest of Seller in and to any or all of the following:


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     (a) all state  (including  common  law),  federal and  foreign  trademarks, service marks and trade names, corporate names, certification marks, collective marks, company names, business names, fictitious business names, d/b/a's, domain names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, as well as any and all patents,
ideas,  inventions,   services,  know-how,  programs,  procedures,   strategies,
customer lists and other trade secrets and works of authorship, including any copyrights thereof, in each case relating to or derivative of the trademarks "Anne Klein," "Anne Klein II," "A Line Anne Klein" and the "Lion Head Design", whether now existing or hereafter acquired by Seller, and all developments, refinements, documentation, registrations and recordings thereof, and all
applications   filed  or  to  be  filed  in  connection   therewith,   including
registrations and applications in the United States Patent and Trademark Office and U.S. Copyright Office, any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including the trademarks identified on Schedule 6.07 of the Seller Disclosure Schedules (as hereinafter defined) attached hereto (as the same may be amended, modified or supplemented from time to time), and the right (but not the obligation) to register claims under any state or federal trademark, copyright or patent law or regulation or any trademark, copyright or patent law or regulation of any foreign country and to apply for, renew and extend any of the same, to bring opposition or cancellation proceedings and all rights arising therefrom throughout the world (collectively, the "Trademarks");


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     (b) all  claims,  causes of action and  rights to sue for past,  present or future infringement or unconsented use of any Trademarks and all rights arising therefrom and pertaining thereto;

     (c) the goodwill of the Business symbolized by the Trademarks or otherwise appurtenant thereto;

     (d) Subject to obtaining required consents or approvals from the other parties thereto, all right, title and interest of Seller in and to, and all of Seller's obligations from and after the Closing and which arise after the Closing under (A) any and all license, distribution, trademark, trade name or other agreements to which Seller is a party relating to the use of any of the Trademarks and any amendments, modifications, waivers or supplements thereto as set forth on Schedule 6.05 (collectively, the "Trademark License Agreements"), and the New Trademark Agreements (as hereinafter defined) and License Amendments (as hereinafter defined) entered into pursuant to Section 11.02, in each case which are in effect on the Closing Date; (B) any and all concurrent use agreements, registered user agreements, settlement agreements or consents to which Seller is a party relating to the Trademarks as set forth on Schedule 6.05 and such of the foregoing types of agreements as are entered into between the date hereof and the Closing pursuant to Section 11.02 (collectively, the "Other Trademark Agreements"), in each case which are in effect on the Closing Date,
(C) all other agreements to which Seller is a party related to the use of the Assets, including, without limitation, advertising agreements, as set forth on
Schedule 6.05 without giving effect to any Updates other than with respect to agreements Seller shall enter into in the ordinary course of business during the period from and after the date hereof to the Closing of the following types:


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(1)  advertising   agreements  and  freelance  design  services   agreements  in
accordance with Trademark License Agreements, New Trademark Agreements and License Amendments and (2) agreements for the design and production of promotional, packaging and similar materials in connection with Trademark
License   Agreements,   New   Trademark   Agreements   and  License   Amendments
(collectively, the "Other Assumed Agreements"), in each case which are in effect on the Closing Date;

     (e) except as otherwise provided in the Transaction Documents, all proceeds of any and all the foregoing to the extent arising from or relating to the Trademark License Agreements, the Other Trademark Agreements, the Other Assumed Agreements or the operation of the Business after Closing; and

     (f) all books and records of Seller relating to the foregoing, including Seller's style books, any trademark usage manuals or any other documents relating to the use of the Trademarks.

     "Bank Pledge" shall mean the security interests (now existing or hereafter granted) of The Chase Manhattan Bank, First Union National Bank and Chase Equipment Leasing, Inc., and all of their respective assignees and participating lenders, in all Seller's existing and future domestic and foreign inventory, accounts, equipment under certain equipment leases, Trademarks and Existing Trademark Agreements (as hereinafter defined) or other assets as may be requested by such lenders and the proceeds of the foregoing.

     "Business" shall mean the business of Seller directly or indirectly relating to or arising from the ownership and/or use of the Assets other than the Apparel Business.


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


     "Business Day" shall mean any day other than any Saturday, Sunday or other applicable U.S. federal or New York State holiday. "Confidentiality Agreement" shall mean that certain letter agreement between Takihyo and the Purchaser dated November 23, 1998 (executed by Purchaser on November 24, 1998).

     "Loss" shall mean any loss, damage, liability, claim, demand, action, suit, investigation, proceeding, settlement, judgment, award, arbitration, fine, penalty, tax, fee, charge, cost or expense (including reasonable attorneys' and professional advisor's fees, disbursements and other expenses and any costs of investigation); provided, that any Loss shall be deemed reduced by the amount of any insurance proceeds received in connection therewith and any offsetting tax benefit accruing to the claiming party or its affiliates.

     "Material Adverse Event" shall mean (a) the termination or expiration (but not the expiration of the term of any Trademark License Agreement for which a new term commences upon such expiration) of Trademark License Agreements after the date hereof pursuant to which the aggregate royalties (including percentage and minimum royalties) paid or payable thereunder during calendar year 1998 exceeded $2,000,000 (excluding additional royalties that may have been or may become payable as the result of an audit by Seller or any of its Representatives pursuant to the terms of any such agreement) or (b) a default in the payment of royalties (whether percentage or minimum royalties) under the Trademark License Agreements (excluding additional royalties that may have been or may become payable as the result of an audit by Seller or any of its Representatives pursuant to the terms of any such agreement) in an amount as of the date


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of  determination  equal to $2,000,000 or more after the respective cure periods set forth in such agreements (but without giving effect to any requirement of notice by any party).

     "Organizational Documents" shall include (without limitation) each and any of the following with respect to any entity: (a) the articles of incorporation, certificate of incorporation, by-laws, partnership certificate, partnership agreement, limited liability company certificate of formation, limited liability company operating agreement and/or any and all other constituent documents of such entity, if any; (b) any resolution with continuing effect adopted by the board of directors, stockholders, members, managing partners or managers of such entity and/or any committee thereof; or (c) any term or provision of any written agreement or trust to which such entity is a party respecting the securities or other ownership interests issued by such entity or any related rights; in each case, whether now or hereafter existing, and as each has been and hereafter may be supplemented, modified, amended or restated from time to time.

     "Person" shall mean any individual, firm, company, corporation, partnership, trust, body of persons, joint venture, governmental authority, labor organization, or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Purchase Price" shall mean the price to be paid by Purchaser for the purchase of the Assets as provided in Section 4.01.

     "Representative" and "Representatives" shall mean, with respect to Purchaser, its directors, officers, financial advisors, counsel, independent public accountants, bankers, financiers and other representatives, and, with respect to Seller and Takihyo, their respective members, stockholders,
directors,   officers,   financial   advisors,


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counsel,  independent  public  accountants,  bankers,  financiers,   controlling
persons and other representatives.

     "Transfer Documents" shall mean such assignments, instruments and other documents evidencing (i) the sale, assignment or other transfer or delivery of any Asset to Purchaser, all as reasonably requested by Purchaser and reasonably acceptable to Seller (including, without limitation, the bill of sale in substantially the form attached hereto as Exhibit A) and (ii) the assignment to and assumption by the Purchaser of the Trademark License Agreements, the Other Trademark Agreements and the Other Assumed Agreements, all as reasonably requested by Seller and reasonably acceptable to Purchaser (including, without limitation, an assignment and assumption agreement in substantially the form attached hereto as Exhibit B).

                                  ARTICLE III

     Purchase and Sale of Assets; Assumption of Liabilities

     3.01 Sale and Purchase of Assets; Assumption of Liabilities. Subject to the terms and conditions set forth herein:

     (a) Assets. At Closing (as hereinafter defined), Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser hereby agrees to accept and purchase from Seller, in exchange for the Purchase Price specified in Section 4.01 hereof, all Seller's right, title and interest in and to the Assets, free and clear of all liens, claims, pledges, security interests and any and all other encumbrances, including, without limitation, the Bank Pledge, (the "Encumbrances") other than (a) the Trademark License Agreements, Other Trademark Agreements and Other Assumed Agreements which are in effect on the Closing Date,
(b) Seller's right to continue using the Trademarks as


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described in Section  11.11 of this  Agreement  and Section  2.01(a)(ii)  of the
License Agreement and (c) Encumbrances created by or imposed upon Purchaser.

     (b) Assumption of Liabilities. At Closing, Seller will assign to Purchaser, and Purchaser will assume and agree to pay, perform and discharge when due and payable, in accordance with their respective terms, all liabilities and obligations of Seller from and after the Closing which arise after the Closing Date, pursuant to the Trademark License Agreements, the Other Trademark Agreements, the Other Assumed Agreements, and the New Trademark Agreements and the License Amendments entered into pursuant to Section 11.02 and, in each case, which have not terminated or expired prior to the Closing Date, subject to obtaining any required consent for such assignment and assumption (the "Assumed Agreements"); provided, that in no event shall Purchaser be deemed to have assumed the Excluded Liabilities.

     3.02 Liabilities Not Assumed. Except as expressly set forth in Section 3.01(b) or in any of the other Transaction Documents, Purchaser shall not assume or be liable or responsible for, any liability or obligation of, or with respect to, any of Seller, Takihyo, or any of their respective affiliates (the "Excluded Liabilities"), including, without limitation, any liability or obligation of Seller, Takihyo or any such affiliates arising out of or relating to: (a) any violation of any applicable law by Seller, Takihyo, or their respective affiliates; (b) any pending or threatened action, suit, investigation or proceeding at law, in equity, in arbitration or by or before any authority involving or affecting Seller, Takihyo, or their respective affiliates; (c) any foreign, federal, state, county or local taxes, assessments, fees or other governmental charges of any kind or nature, or any interest or penalties thereon, accrued for, applicable to or arising from any period, whether prior to

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or  after  the  date  hereof;  (d) the  ownership  or use of the  Assets  or the operation of the Business prior to Closing; (e) the employment by Seller, Takihyo or their respective affiliates of any employee; (f) salary, wages, commissions, benefits, severance, accrued vacation, or pension, health, welfare, hospitalization, medical and other funds (such pension, health, welfare, hospitalization, medical and other funds being hereinafter collectively referred to as the "Funds") to which Seller, Takihyo or their respective affiliates contribute or contributed for their respective employees, as well as any other amounts, whether required under any collective bargaining agreement, any of the Funds, other agreements, applicable law or otherwise; (g) any labor organization representing employees of Seller, Takihyo or their respective affiliates with respect to such employees; or (h) any collective bargaining agreement covering any employees, or any bargaining unit, of Seller, Takihyo or their respective affiliates. Notwithstanding the foregoing, Seller shall not assume or be liable or responsible for, and Excluded Liabilities expressly shall not include, any liability or obligation of, or with respect to, Purchaser or any of its affiliates arising out of or relating to (i) any collective bargaining agreement covering any employees, or any bargaining unit, of Purchaser or its affiliates, including without limitation any Funds to which Purchaser or its affiliates
contribute  for  their  respective   employees,   (ii)  any  labor  organization
representing employees of Purchaser or its affiliates with respect to such employees, or (iii) any Losses incurred by Purchaser or its affiliates arising out of or relating to any claim or assertion against Purchaser or its affiliates under any collective bargaining agreement covering any employees of Seller, Takihyo or their respective affiliates (the "Purchaser's Liabilities").


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


     3.03 Third Party Offers. Seller and Takihyo hereby agree on their behalf and on behalf of their Representatives that, except as otherwise provided herein, during the period from the date hereof to and including the Closing Date (or if earlier, the dates on which this Agreement terminates pursuant to Section
1.01 or Article XII), none of Seller or Takihyo, or any of their respective Representatives will, directly or indirectly, (a) solicit, initiate or otherwise engage in any discussions with any person, corporation or other entity (each, a "Person") other than Purchaser concerning, (b) afford access to the properties, books and records, or other information of or concerning Seller, Takihyo or any of their respective affiliates, to any Person other than Purchaser and its Representatives with respect to, or (c) enter into any agreement, arrangement or understanding with any Person other than Purchaser with respect to, (i) the license, distribution, sale or other disposition of any or all of the Assets other than dealings with licensees in the ordinary course of business and other than New Trademark Agreements (as hereinafter defined) and License Amendments (as hereinafter defined) contemplated by Section 11.02, (ii) any sale of Seller prior to the Closing Date to one or more Persons, however structured, (iii) any merger or consolidation of Seller prior to the Closing Date with or into another Person, or (iv) any transaction substantially similar to the foregoing. Notwithstanding the foregoing, clauses (a) and (b) above shall not prevent or restrict internal discussions among Seller, Takihyo and their respective Representatives, or the review by such Representatives of the properties, books and records or other information concerning Seller, Takihyo or their respective Representatives for internal discussion and decision making purposes and conduct of their respective businesses. If Seller or Takihyo receives any written proposal from any Person other than Purchaser or its


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Representatives with respect to any such matters, then Seller or Takihyo, as the case may be, shall notify Purchaser thereof immediately.

     3.04 Confidentiality; Disclosure.

     (a) In connection with the transactions contemplated by this Agreement and the other Transaction Documents, each of Takihyo and Seller, on the one hand, and Purchaser, on the other hand or, in either case, their Representatives have been or will be furnished with or have access to certain Proprietary Information (as hereinafter defined) relating to the other parties. Except as expressly provided herein, each party hereby agrees with regard to the Proprietary Information of the other party, unless otherwise expressly consented to in each case in advance in writing by Mr. Frank Mori, with regard to Takihyo and Seller, and the Chairman of the Board, Chief Operating Officer, President, Executive Vice President-Finance and Administration, or Chief Financial Officer of Purchaser, with regard to Purchaser, (i) to keep, and cause its Representatives to keep, all information concerning the other parties hereto to the extent furnished by the other parties or their respective Representatives, whether furnished before or after the date hereof, whether oral or written and regardless of the manner in which it is furnished ("Proprietary Information"), confidential and not disclose or reveal any Proprietary Information to any Person other than its Representatives who are involved in the Anne Klein Transactions, and (ii) not use the Proprietary Information for any purpose other than in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents. For purposes hereof, Proprietary Information includes all analyses, compilations, studies, summaries or extracts of any information or materials which contain, are derived from or otherwise reflect Proprietary


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Information,  whether prepared by any party hereto or its Representatives.  Each party shall be responsible for any breach of this Section 3.04 by any of its Representatives. For purposes hereof, the term "Proprietary Information" shall not include information which (i) is presently available to the public, or hereafter shall become available to the public other than as a result of a disclosure by a party or its Representatives in breach of this Agreement, or
(ii) becomes available to Seller and Takihyo, on the one hand, or Purchaser, on the other hand, from a source other than the other parties or their respective Representatives; provided; that such source does not provide such information in violation of a confidentiality obligation with respect to such information, which confidentiality obligation is known to the party receiving the information after making reasonable inquiry as to the existence of such confidentiality obligation at the time such information is disclosed.

     (b) During the period from the date hereof until the Closing, Purchaser, on the one hand, and Seller and Takihyo, on the other hand, will not, and will cause their respective Representatives not to, without the prior written consent of the other party, (i) make any release to the press or other public disclosure, or (ii) make any statement with regard to this Agreement, the Transaction Documents or the Anne Klein Transactions, to any competitor, customer, client, licensee or supplier of Seller or any of its affiliates, or any other Person, other than (A) the parties' respective Representatives and (B) subject to Section 3.04(c) below, any Persons to which any party has a contractual obligation to disclose or provide notice in connection with obtaining third party consents and approvals contemplated hereby; provided, that none of the parties shall hold any other party responsible hereunder for any statement with respect to any of


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the  foregoing  made prior to November 23, 1998 to Paul Guez,  Herbert  Guez, PG
Capital LLC, Schottenstein Stores Corporation or any of their affiliates or representatives. Each party shall be responsible for any breach of the foregoing by any of its Representatives.

     (c) The restrictions in Section 3.04(b) shall not prohibit the disclosure of any information by Purchaser, on the one hand, and Seller and Takihyo, on the other hand, (i) in connection with obtaining the consents and approvals to be obtained by them pursuant to the Transaction Documents (including, without limitation, obtaining consents and approvals of the holders of Purchaser's Senior Notes as contemplated herein), or (ii) the disclosure of information required by law, rule or regulation (including, without limitation, the rules and regulations of the Securities and Exchange Commission and any stock exchange (including The NASDAQ National Market) upon which any of the securities of Purchaser or Seller are listed) subject to compliance with the following provisions: (A) the disclosing party shall give the other parties hereto written notice of such requirement as soon as possible after becoming aware of such requirement; (B) the disclosing party shall provide the other parties hereto with a copy of any proposed disclosure a reasonable period of time in advance of actual disclosure to any third party for review and comment on such proposed disclosure, and the disclosing party will use its commercially reasonable efforts to address any concerns raised by a non-disclosing party consistent with the disclosing party's legal obligations (including, without limitation, reporting and filing requirements under Federal and State securities laws); (C) in case of disclosures being compelled by legal process, prior to making such disclosure the disclosing party shall afford the non-disclosing parties an opportunity to seek an appropriate protective order with respect to such information, and the disclosing party shall provide the non-disclosing parties with reasonable cooperation and assistance in connection therewith; and (D) with respect to any information which is disclosed to a third party in accordance with these provisions, the disclosing party, consistent with its legal obligations, shall use its best efforts to obtain assurances from such third party that such information will be treated as confidential by such third party. The parties shall issue a joint press release upon the signing of this Agreement and the Transaction Documents, upon the consummation of the closing of the transactions contemplated by this Agreement (or, if applicable, upon termination of this Agreement) and as they shall thereafter otherwise mutually agree.

     (d) Purchaser may use any information, including Proprietary Information, in Purchaser's Financial Statements, including its pro forma financial statements, required pursuant to its legal obligations, including, without limitation, under applicable Federal and State securities laws.

     (e) Purchaser, on the one hand, and Seller and Takihyo, on the other hand, will not, and will cause their respective Representatives not to, without the prior written consent of the other party, make any release to the press or other public disclosure or make any statement to any other Person with regard to the negotiation process with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. In addition, Purchaser will not, and will cause its Representatives not to, without the prior written consent of Mr. Frank Mori, make any disparaging or derogatory settlement to any other Person with regard to the conduct by Seller or Takihyo of their respective businesses prior to Closing. Each party shall be responsible for any breach of the foregoing by any of its Representatives. The restrictions in this Section

3.04(e) shall not prohibit the disclosure of any information by Purchaser, on the one hand, and Seller and Takihyo, on the other hand, required by law, rule or regulation (including, without limitation, the rules and regulations of the Securities and Exchange Commission and any stock exchange (including The NASDAQ National Market) upon which any of the securities of Purchaser or Seller are listed) subject to compliance with the following provisions: (A) the disclosing party shall give the other parties hereto written notice of such requirement as soon as possible after becoming aware of such requirement; (B) the disclosing party shall provide the other parties hereto with a copy of any proposed disclosure a reasonable period of time in advance of actual disclosure to any third party for review and comment on such proposed disclosure, and the disclosing party will use its commercially reasonable efforts to address any concerns raised by a non-disclosing party consistent with the disclosing party's legal obligations (including, without limitation, reporting and filing requirements under Federal and State securities laws); (C) in case of disclosures being compelled by legal process, prior to making such disclosure the disclosing party shall afford the non-disclosing parties an opportunity to seek an appropriate protective order with respect to such information, and the disclosing party shall provide the non-disclosing parties with reasonable cooperation and assistance in connection therewith; and (D) with respect to any information which is disclosed to a third party in accordance with these provisions, the disclosing party, consistent with its legal obligations, shall use its best efforts to obtain assurances from such third party that such information will be treated as confidential by such third party.

     (f) The provisions of clause (iii) of the second paragraph and the fourth paragraph of the Confidentiality Agreement shall terminate at Closing and be of no further force or effect. In addition, to the extent of an inconsistency between the terms and conditions of Section 3.04 of this Agreement and the Confidentiality Agreement, the terms and provisions of Section 3.04 shall govern.

     3.05 Net Tangible Assets. Seller and/or Takihyo shall maintain net tangible assets (as hereinafter defined) during the following periods and in the amounts set forth below: (a) during the period from and after the date hereof to and including the first anniversary of the Closing, in an amount not less than $5,000,000; and (b) during the period from and after the first anniversary of the Closing to and including the second anniversary of the Closing, in an amount not less than $2,500,000. The term "net tangible assets" shall mean the excess of all tangible assets of Seller and/or Takihyo over all liabilities of Seller and/or Takihyo, determined in accordance with generally accepted accounting principles as in effect from time to time ("GAAP"); provided, that the portion of the excess required to be maintained pursuant to clauses (a) and (b) above shall at all times be comprised of cash, marketable securities, or such other assets as are reasonably acceptable to Purchaser (and Purchaser acknowledges and agrees that shares of the Common Stock, $0.01 par value per share, of Donna Karan International Inc. ("DK Shares") held by Seller or Takihyo shall be assets of a type that are reasonably acceptable to Purchaser), further provided that to the extent that the DK Shares would not be considered "tangible assets" under GAAP, such shares shall be considered "tangible assets" for the purposes of this
Section 3.05. Seller and/or Takihyo shall from time to time at the request of Purchaser furnish to Purchaser such information as Purchaser shall reasonably request in order to confirm the maintenance of the foregoing. All such information shall be deemed Proprietary Information and shall be subject to the provisions of Section 3.04.

                                   ARTICLE IV

                                 Purchase Price

     4.01 Purchase Price. The aggregate purchase price for the Assets and the assignment and assumption of the Assumed Agreements shall be Sixty Million Dollars ($60,000,000.00) less the aggregate amount of any licensing fee actually paid by Purchaser to Seller prior to Closing pursuant to Section 8.04 of the License Agreement (the "Purchase Price"). The Purchase Price shall be payable at Closing in consideration for the transfer of the Assets and the assignment and assumption of the Assumed Agreements in accordance with the terms and conditions of this Agreement, in immediately available funds by wire transfer to an account specified by Seller to Purchaser in writing at least two (2) Business Days prior to Closing.

     4.02 Allocation of Purchase Consideration. An amount equal to the sum of the Purchase Price and the liabilities to be assumed by Purchaser under the Assumed Agreements (the "Purchase Consideration") shall be allocated among the Assets in accordance with an allocation schedule to be mutually agreed upon by Seller and Purchaser within fourteen (14) days of the date hereof, which allocation schedule shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Tax Code") and the Treasury Regulations promulgated thereunder. Unless otherwise required by applicable law, Purchaser and Seller agree to report the allocation of the Purchase Consideration in accordance with such schedule for all purposes and neither Purchaser nor Seller will take any position inconsistent therewith with respect to any tax return, audit or examination by any taxing authority, litigation, proceeding or otherwise. In this regard, and without limiting the foregoing, Purchaser and Seller agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in such schedule in any forms or reports required to be filed pursuant to Section 1060 of the Tax Code or the Treasury Regulations promulgated thereunder ("1060 Forms"), to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

                                   ARTICLE V

                                     Closing

     5.01 Closing. The closing of the purchase and sale of the Assets ("Closing") shall take place at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036 at 10:00 A.M. local time on the earlier of, July 10, 1999 or that date that is thirty (30) Business Days after the later of receipt of all consents and approvals listed on Schedules 8.01 and 8.02 hereof, the satisfaction of the conditions set forth in
Section 8.01(i) and the receipt by Purchaser of the requisite consents or approvals contemplated by Section 11.15, or at such other place, time or date as the parties may mutually agree in writing (the date of Closing being referred to herein as the "Closing Date").

                                   ARTICLE VI

     Representations and Warranties of Seller and Takihyo

     To induce Purchaser to enter into this Agreement and the Transaction Documents to which it is or will be a party and to purchase the Assets, each of Seller and Takihyo hereby, jointly and severally, represents and warrants to Purchaser, as of the date hereof, that:

     6.01 Organization, Powers, Etc. Anne Klein is a limited liability company validly existing and in good standing under the laws of New York and has all requisite power and authority to enter into this Agreement, the Transfer Documents and the other Transaction Documents to which it is or will be a party and to carry out the transactions contemplated hereby and thereby. Takihyo is a corporation, validly existing and in good standing under the laws of Delaware. Takihyo has all requisite power and authority to enter into this Agreement, the Transfer Documents and the other Transaction Documents to which it is or will be a party and to carry out the transactions contemplated hereby and thereby.

     6.02 Equity Owners. Takihyo, Tolara Triangle Inc. ("TT") and First Resources Marketing, Inc. ("FRM") are the legal and beneficial owners of all of the outstanding equity interests of Seller. Frank R. Mori and Tomio Taki are the legal and beneficial owners of all of the outstanding equity interests of Takihyo. Mr. Taki is the legal and beneficial owner of all of the outstanding equity interests of TT. Mr. Mori is the legal and beneficial owner of all of the outstanding equity interests of FRM, except that Christopher Mori and Heather Mori each own 10% of the outstanding capital stock of FRM.

     6.03 Execution, Delivery and Performance. Except as set forth on Schedule 6.03, the authorization, execution, delivery and performance of this Agreement, the Transfer Documents and the other Transaction Documents to which each of Seller and Takihyo is or will be a party, and the consummation by each of Seller and Takihyo of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a breach of the Organizational Documents of Seller or Takihyo, (ii) violate any U.S. or foreign laws, statutes or regulations to which Seller or Takihyo is subject or by which Seller, Takihyo or their respective assets are bound, (iii) violate any order, writ, injunction, judgment, award, arbitration or decree of any court, governmental body, administrative agency, arbitrator or other competent authority (collectively, "Orders") to which Seller, Takihyo or their respective assets are subject, (iv) violate, conflict with, result in or constitute (with the giving of notice, the lapse of time, or both) a breach or default under, or result in the termination or acceleration of any obligation to any third party under any material agreement, mortgage, indenture, note, lease, license, insurance policy, or other material commitment, obligation or instrument to which Seller or Takihyo is a party or by which any of their respective properties or assets are bound, including, without limitation, the Existing Trademark Agreements (collectively, "Seller's or Takihyo's Contracts"), or (v) create or impose any lien on any Asset pursuant to Seller's or Takihyo's
Contracts or any other agreement to which Seller is a party. Except for FTC Approval and as set forth on Schedule 6.03, no consent, approval or authorization of, notice to, or filing or registration with, any court, governmental body, administrative agency, arbitrator or other competent authority, or any other Person, is required, pursuant to the terms of any of Seller's or Takihyo's Contracts, applicable law, or any Orders to which Seller or Takihyo is subject or by which Seller, Takihyo or their respective assets are bound to be made or obtained by Seller or Takihyo in connection with the execution, delivery and performance by Seller or Takihyo of this Agreement, the Transfer Documents or the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby.

     6.04 Authority. All proceedings required to be taken by each of Seller and Takihyo to authorize the execution, delivery and performance by it of this Agreement, the Transfer Documents and the other Transaction Documents to which it is or will be a party have been duly and properly taken. This Agreement constitutes, and the Transfer Documents and the other Transaction Documents to which Seller or Takihyo will be a party, when duly executed and delivered by the parties thereto, will constitute, the valid and binding obligations of Seller and Takihyo, as the case may be, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies.

     6.05 Existing Trademark Agreements. Schedule 6.05 sets forth a complete and correct list of the Trademark License Agreements, the Other Trademark Agreements, and the Other Assumed Agreements in each case as in effect on the date hereof (collectively, the "Existing Trademark Agreements"), complete and correct copies of which (including all amendments thereto) have been delivered to Purchaser. Except as set forth on Schedule 6.05, the Existing Trademark Agreements are valid, binding, enforceable and in full force and effect subject to bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies. Except as set forth on Schedule 6.05, to Seller's and Takihyo's Actual Knowledge, (i) Seller is not in material default, (ii) no written notice has been received by Seller or Takihyo and (iii) there exists no condition or event which, with notice or lapse of time or both, would constitute a material default by Seller, under or with respect to any of the Existing Trademark Agreements. To the Actual Knowledge of

Seller, except as set forth on Schedule 6.05, (a) no other party to any of the Existing Trademark Agreements is in material default under any of the Existing Trademark Agreements, and (b) there exists no condition or event which, with notice or lapse of time or both, would constitute a material default by any other party to any such Existing Trademark Agreements. Except as set forth on
Schedule 6.05, each of the Existing Trademark Agreements may be assigned to Purchaser without the consent of any person in connection with the transactions contemplated by this Agreement and the Transaction Documents.

     6.06 No Material Adverse Event. Since January 1, 1999, there has been no Material Adverse Event.

     6.07 Trademarks and Other Assets. Schedule 6.07 sets forth a true and correct list of all of the registered or issued Trademarks subject to the Updates provided pursuant to Section 11.12 relating to the maturity to registration of applications previously filed, the filing of new applications for registrations and the conversion of intent to use applications to use based applications. Each of the Trademarks listed in Schedule 6.07 is subsisting and, except as disclosed in Schedule 6.07, has not been adjudged invalid or unenforceable, in whole or in part, and, to the Actual Knowledge of Seller, each of the registered or issued Trademarks is valid and enforceable in the countries, as set forth and qualified on Schedule 6.07. Seller has rights in and good and defensible title to the Trademarks. Except as set forth on Schedule 6.07, Seller is the sole and exclusive owner of (i) the Trademarks in the countries where the Trademarks are registered or issued (and to the Actual
Knowledge of Seller or Takihyo, no other person is claiming ownership of the Trademarks in any other country), and (ii) the other Assets, in each case which are free and clear of any liens, claims, pledges, security interests or any other encumbrances and rights of others, except for those rights granted by Seller to licensees in the Trademarks pursuant to the Existing Trademark Agreements, those rights granted by Seller pursuant to the Bank Pledge and Seller's rights to continue to use the Trademarks solely in accordance with the provisions of
Section 11.11 of this Agreement and Section 2.0l(a)(ii) of the License Agreement. The Trademarks listed on Schedule 6.07 are the only assets of the type described in clause (a) of the definition of Assets owned or used by Seller on the date hereof and material to the business of Seller as presently conducted. To the Actual Knowledge of Seller, the past and present use of the Trademarks and the other Assets by Seller has not, does not and will not infringe upon or violate any right, privilege or license agreement of or with any other Person, except as set forth on Schedule 6.07. To the Actual Knowledge of Seller, except as otherwise set forth on Schedule 6.07, no material infringement or unauthorized use presently is being made of any of the Trademarks by any Person.

     6.08 Litigation. Except as set forth on Schedule 6.08, there are no actions, suits, arbitrations or proceedings pending against Seller or Takihyo, and neither Seller nor Takihyo has Actual Knowledge, or has received written notice, of any threatened action, suit, or proceeding, at law, in equity, in arbitration or by or before any other authority, involving or affecting the Business or any of the Assets, or any of the transactions contemplated by this Agreement, the Transfer Documents or the other Transaction Documents. Except as set forth on Schedule 6.08, none of Seller or Takihyo is in default with respect to any judgment, order, writ, injunction, award, arbitration, decree or consent of any court, governmental body, administrative agency, arbitrator or other competent authority applicable to any of them and which involves or affects the Business, any of the Assets, or any of the transactions contemplated by this Agreement, the Transfer Documents or the other Transaction Documents.

     6.09 Compliance with Law. Except as set forth on Schedule 6.09, Seller is in material compliance with all laws, rules, regulations, orders and decrees applicable to Seller in connection with ownership and/or use of the Assets or the operation of the Business.

                                  ARTICLE VII

                   Representations and Warranties of Purchaser

     To induce Seller and Takihyo to enter into this Agreement and the Transaction Documents to which they are or will be a party and to sell the Assets, Purchaser hereby represents and warrants to Seller and Takihyo as of the date hereof that:

     7.01 Organization, Powers, Etc. Purchaser is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement, the Transfer Documents and the other Transaction Documents to which it is or will be a party, and to carry out the transactions contemplated hereby and thereby.

     7.02 Execution, Delivery and Performance. Except as set forth on Schedule 7.02, the authorization, execution, delivery and performance of this Agreement, the Transfer Documents and the other Transaction Documents to which Purchaser is or will be a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of the Organizational Documents of Purchaser, (ii) violate any U.S. or foreign laws, statutes or regulations to which Purchaser is subject or by which Purchaser or its assets are bound, (iii) violate any

Order to which Purchaser or its assets are subject, or (iv) violate, conflict with, result in or constitute (with the giving of notice, the lapse of time, or both) a breach or default under, or result in the termination or acceleration of any obligations to any third party under, or the creation or imposition of a lien on any of its assets pursuant to, any material agreement, mortgage, indenture, note, lease, license, insurance policy, or other material commitment, obligation or instrument to which Purchaser is a party or by which any of its properties or assets are bound (collectively, the "Purchaser Contracts"). Except for the FTC Approval and as set forth on Schedule 7.02, no consent, approval or authorization of, notice to, or filing or registration with, any governmental, administrative or regulatory authority, or any other Person, is required, pursuant to the terms of any of the Purchaser Contracts, applicable law, or any Orders to which Purchaser is subject or by which its assets are bound, to be made or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement, the Transfer Documents and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby.

     7.03 Authority. All proceedings required to be taken by Purchaser to authorize the execution, delivery and performance by it of this Agreement, the Transfer Documents and the other Transaction Documents to which it is or will be a party have been duly and properly taken. This Agreement constitutes, and the Transfer Documents and the other Transaction Documents, when duly executed and delivered by the parties thereto, will constitute, the valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies.

                                  ARTICLE VIII

                         Conditions Precedent to Closing

     8.01  Conditions  Precedent  to  Purchaser's   Obligations  to  Close.  The
obligation of Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Purchaser) prior to or on the Closing Date of each of the following conditions:


     (a) (i) Subject to Section 11.12, the representations and warranties of Seller and Takihyo contained in this Agreement shall have been true and correct when made, (ii) the representations and warranties of Seller and Takihyo contained in Sections 6.01 through 6.04 shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (without giving effect to any Updates), (iii) the representations and warranties of Seller or Takihyo contained in Section 6.07 with regard to trademarks "Anne Klein," "Anne Klein II," "A Line Anne Klein" and the "Lion Head Design" shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (qualified to the extent any Update relates to the maturity to registration of applications previously filed, the filing of new applications for registrations and conversion of intent to use applications to use based applications) and (iv) subject to Section 11.12, all other representations and warranties of Seller and Takihyo shall be true and correct in all material respects on the Closing Date as if made on the Closing Date; provided, however, that if any representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects.

     (b) The covenants and agreements of Seller and Takihyo contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all material respects.

     (c) Purchaser shall have received a certificate dated the Closing Date and executed by the Managing Member of Seller and the President of Takihyo or, in each case, such other duly authorized representatives reasonably acceptable to Purchaser, certifying the satisfaction of the conditions referred to in Sections 8.01(a) and (b).

     (d) All consents of, and releases from, any governmental entity or other Person listed in Schedule 8.01 attached hereto, each in form and substance reasonably satisfactory to Purchaser, shall have been received.

     (e) Purchaser shall have received a certificate of the Member Manager of Seller (the "Seller's Certificate") and a certificate from the Secretary of Takihyo ("Takihyo's Certificate") or, in each case, such other duly authorized representatives of Seller and Takihyo reasonably acceptable to Purchaser, certifying the resolutions duly and validly adopted by Seller and Takihyo evidencing, in each case, their respective authorization of the execution and delivery of this Agreement, the Transfer Documents and the other Transaction Documents to which each of Seller and Takihyo is or will be a party and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the members of Seller and officers of Takihyo authorized to sign this Agreement, the Transfer Documents and the other Transaction Documents.

     (f) On the Closing Date: (i) there shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever issued by a court, governmental body, administrative agency, arbitrator or other competent authority, which restrains or prohibits the consummation of the transactions contemplated hereby; (ii) there shall be no law, rule or regulation in effect which restrains or prohibits the consummation of the transactions contemplated hereby; and (iii) there shall be no proceeding, lawsuit or arbitration pending or, to the knowledge of Purchaser or Seller, threatened in writing, which seeks to restrain or prohibit the consummation of the transactions contemplated hereby.

     (g) Since January 1, 1999, no Material Adverse Event shall have occurred (without giving effect to any Updates).

     (h) The form and substance of all certificates, consents, instruments, and other documents delivered to Purchaser under this Agreement shall be reasonably satisfactory in all respects to Purchaser and its counsel.

     (i) Purchaser shall have obtained financing from banks or financial institutions, in amounts and on terms and conditions reasonably satisfactory to it and necessary, in Purchaser's good faith judgment, for Purchaser to consummate the transactions contemplated by this Agreement (the "Purchaser's Financing").

     (j) Purchaser shall have received such termination statements (which statements shall be delivered to Purchaser at the Closing for filing), lien releases and satisfactions of liens, in form and substance reasonably satisfactory to Purchaser, evidencing the termination, release and satisfaction of all Encumbrances on the Assets, except for those rights granted by Seller to licensees in the Trademarks pursuant to the

Existing Trademark Agreements, Seller's rights to continue to use the Trademarks solely in accordance with the provisions of Section 11.11 of this Agreement and
Section 2.01(a)(ii) of the License Agreement and Encumbrances created by or imposed upon Purchaser.

     (k) Purchaser shall have received the Transfer Documents dated the Closing Date and executed by the Member Manager of Seller.

     8.02 Conditions Precedent to Seller's and Takihyo's Obligations to Close. The obligation of Seller and Takihyo to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller and Takihyo) prior to or on the Closing Date of each of the following conditions:

     (a) The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, provided, however, that if any representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects.

     (b) The covenants and agreements of Purchaser contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all material respects.

     (c) Seller and Takihyo shall have received a certificate dated the Closing Date and executed by an executive officer of Purchaser, certifying to the satisfaction of the conditions referred to in Sections 8.02(a) and (b).

     (d) All consents of, and releases from, any governmental entity or other Person listed in Schedule 8.02 attached hereto, each in form and substance reasonably satisfactory to Seller, shall have been received.

     (e) Seller and Takihyo shall have received a certificate of the Secretary of Purchaser (the "Purchaser's Certificate") or such other duly authorized representative reasonably acceptable to Seller, certifying the resolutions duly and validly adopted by Purchaser evidencing its authorization of the execution and delivery of this Agreement, the Transfer Documents and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, and the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transfer Documents and the other Transaction Documents.

     (f) On the Closing Date: (i) there shall be no effective injunction, writ or preliminary restraining order or any order of any kind whatsoever issued by a court, governmental body, administrative agency, arbitrator or other competent authority, which restrains or prohibits the consummation of the transactions contemplated hereby; (ii) there shall be no law, rule or regulation in effect which restrains or prohibits the consummation of the transactions contemplated hereby; and (iii) there shall be no proceeding, lawsuit or arbitration pending or, to the knowledge of Seller or Purchaser, threatened in writing which seeks to restrain or prohibit the consummation of the transactions contemplated hereby.

     (g) The form and substance of all certificates, consents, instruments and other documents delivered to Seller and Takihyo under this Agreement shall be reasonably satisfactory in all respects to Seller and Takihyo and their counsel.

     (h) Seller shall have received the Transfer Documents dated the Closing Date and executed by an executive officer of Purchaser.

                                   ARTICLE IX

                               Closing Deliveries

     9.01 Deliveries of Seller and Takihyo. At Closing, Seller and Takihyo shall deliver or cause to be delivered the following items to Purchaser:

     (a) the certificate referred to in Section 8.01(c), duly executed by Seller and Takihyo;

     (b) the Seller's Certificate referred to in Section 8.01(e); and Takihyo's Certificate referred to in Section 8.01(e);

     (c) the Transfer Documents referred to in Section 8.01(k), each duly executed by Seller and/or Takihyo, as applicable; and

     (d) the termination statements, lien releases and satisfaction of liens referred to in Section 8.01(j).

     9.02 Deliveries of Purchaser. At Closing, Purchaser shall deliver or cause to be delivered the following items to Seller:

     (a) the certificate referred to in Section 8.02(c), duly executed by an executive officer of Purchaser;

     (b) the Purchaser's Certificate referred to in Section 8.02(e);

     (c) the Transfer Documents referred to in Section 8.02(h), each duly executed by Purchaser; and

     (d) the Purchase Price.

                                   ARTICLE X

                                 Indemnification

     10.01 Indemnification by Seller and Takihyo. Seller and Takihyo shall, jointly and severally, indemnify, defend and hold the Purchaser, and its officers, directors, employees, affiliates and agents (the "Purchaser Indemnified Parties") harmless from and against any and all Losses to which any of the Purchaser Indemnified Parties becomes subject based upon, arising out of, or otherwise in respect of (a) the Assets or the Business with regard to all periods prior to Closing and with regard to all periods, whether prior to or subsequent to Closing, to the extent based upon, arising out of or otherwise in respect of any event occurring prior to Closing, (b) the Excluded Liabilities and (c) any breach of any representation, warranty, covenant or agreement of Seller or Takihyo contained in this Agreement or the Transfer Documents to which they are a party.

     10.02 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold Seller and its officers, directors, members, employees, affiliates and agents (the "Seller Indemnified Parties") harmless from and against any and all Losses to which any of the Seller Indemnified Parties becomes subject based upon, arising out of or otherwise in respect of (a) the Assets, the liabilities and obligations assumed by Purchaser under the Assumed Agreements and the operation of Purchaser's business relating to the Assets and the Assumed Agreements with regard to all periods from and after the Closing to the extent based upon, arising out of, or otherwise in respect of any event occurring after the Closing, but in no event based upon, arising out of, or otherwise in respect of the Excluded Liabilities, (b) any breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or the Transfer Documents to which it is a party and (c) the Purchaser's Liabilities.

     10.03 Notice and Opportunity to Defend. Promptly after receipt by either party hereto of notice of the assertion of any Losses or discovery of any facts upon which such party expects to make a claim for indemnification hereunder, such party (the "Indemnified Party") shall give the other party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing such Losses or facts in reasonable detail; provided, however, that any delay or failure by an Indemnified Party to provide such notice shall not impair or affect its rights hereunder or the obligation of the Indemnifying Party with respect to such Losses, except to the extent the Indemnifying Party can demonstrate that it was materially prejudiced by the Indemnified Party's delay in giving or failure to give such notice. Such Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnified Party; provided, however, that no Indemnifying Party shall compromise or settle any asserted liability (except a liability settled or compromised for monetary consideration or damages only payable solely by other than the Indemnified Party and such compromise or settlement provides for a full and unconditional release of the claims asserted against the Indemnified Party and its affiliates) without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld). If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and shall diligently defend against such claims with counsel reasonably acceptable to the Indemnified Party. The

Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. No Indemnified Party shall compromise or settle any asserted liability (except a liability settled or compromised for monetary consideration or damages only payable solely by other than the Indemnifying Party and such compromise or settlement provides for a full and unconditional release of the claims asserted against the Indemnifying Party and its affiliates) without the prior written consent of the Indemnifying Party. All costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party up until the date that the Indemnifying Party actually assumes the defense with respect thereto pursuant to this Section. In any event, the Indemnified Party shall have the right at its own expense and by its own counsel to participate in the defense of such asserted liability; provided, however, that if after having notified the Indemnified Party of its intention to assume the defense of a claim or asserted liability as aforesaid, the Indemnifying Party fails to do so in a reasonably prompt and diligent manner or the Indemnified Party is advised in writing by counsel reasonably satisfactory to the Indemnifying Party that there is a conflict between the interests of the Indemnified Party and the Indemnifying Party with respect to such defense under the applicable code or rules of professional responsibility, then the Indemnifying Party shall be responsible for the reasonable fees and expenses of one firm of separate counsel for the Indemnified Party. Except as may otherwise be agreed in writing between an Indemnifying Party and an Indemnified Party, an Indemnifying Party shall not be deemed liable under this Article X with respect to third party claims unless and until (i) a final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction with respect to such claim and the time in which to appeal therefrom shall have expired or (ii) a settlement of such claim shall have been agreed to with the third party in compliance with this Article X which requires the payment of monetary damages by the Indemnifying Party provided, that clauses
(i) and (ii) above shall not be applicable to third party claims based upon, or arising out of, or otherwise in respect of Excluded Liabilities or Purchaser's Liabilities.

     10.04 Limitations on Seller's and Takihyo's Liability

     (a) "Basket" Limitation. Neither Seller nor Takihyo shall be liable to all or any of the Purchaser Indemnified Parties under this Article X unless the aggregate amount of any Claims which are covered by Seller's and/or Takihyo's obligations under Section

     10.01 ("Seller's Covered Claims") exceed $500,000 (the "Seller's Basket") and in such event Seller and Takihyo shall only be liable for Seller's Covered Claims in excess of the Seller's Basket.

     (b) "Cap" Limitation. The amount that the Purchaser Indemnified Parties may recover under this Article X in the aggregate for all Seller's Covered Claims shall not exceed an amount equal to $20,000,000.

     (c) Survival. The representations and warranties of Seller and Takihyo contained in this Agreement and Seller's and Takihyo's obligation to indemnify and hold the Purchaser Indemnified Parties harmless relating thereto under this
Article X shall survive for a period of two (2) years after the Closing Date; provided, that if Purchaser shall have given, on or prior to the second anniversary of the Closing Date, to Seller and Takihyo any notice of assertion of any claim or discovery of any facts upon which Purchaser expects in good faith to make a claim for indemnification under this

Agreement  as  contemplated  by  the  first  sentence  of  Section  10.03,   the
limitations set forth in this Section 10.04(c) shall not be applicable in respect of the matters set forth in such notice.

     (d) Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 10.04 shall not be applicable to, and shall not limit, the obligations of Seller and Takihyo to indemnify, defend and hold harmless the Purchaser Indemnified Parties in respect of Losses based upon, arising out of or otherwise in respect of, the Excluded Liabilities.

     (e) Termination Reimbursement. Subject to Section 10.06, if Seller shall terminate this Agreement pursuant to Section 12.01(b) and there shall exist a material breach by Purchaser of any representation, warranty, covenant or agreement contained herein which breach is the cause of such termination and with respect to which Seller has provided written notice to Purchaser, then the indemnification obligations of Purchaser set forth above in this Article X shall not be applicable and, in lieu thereof, Purchaser shall pay or cause to be paid, by wire transfer in immediately available funds in accordance with wire transfer instructions provided to Purchaser by Seller, an amount, not to exceed $2,000,000, equal to all of Seller's and Takihyo's out-of-pocket fees and expenses, including, without limitation, the fees and expenses of attorneys, consultants, accountants, banks and financial institutions and other professional advisors, but excluding internal overhead and similar expense allocations, incurred by Seller or Takihyo from and after November 23, 1998 in respect of the transactions contemplated by the Confidentiality Agreement, this Agreement and the other Transaction Documents.

     10.05 Limitations on Purchaser's Liability

     (a) "Basket" Limitation. Purchaser shall not be liable to all or any of the Seller Indemnified Parties under this Article X unless the aggregate amount of any Claims which are covered by Purchaser's obligations under Section 10.02 ("Purchaser's Covered Claims") exceed $500,000 (the "Purchaser's Basket") and Purchaser shall be liable for Purchaser's Covered Claims in excess of the Purchaser's Basket.

     (b) "Cap" Limitation. The amount that the Seller Indemnified Parties may recover under this Article X in the aggregate for all Purchaser's Covered Claims shall not exceed an amount equal to $20,000,000.

     (c) Survival. The representations and warranties of Purchaser contained in this Agreement and Purchaser's obligation to indemnify and hold the Seller Indemnified Parties harmless relating thereto under this Article X shall survive for a period of two (2) years after the Closing Date; provided, that if Seller or Takihyo shall have given, on or prior to the second anniversary of the Closing Date, to Purchaser any notice of assertion of any claim or discovery of any facts upon which Seller or Takihyo expect in good faith to make a claim for indemnification under this Agreement as contemplated by the first sentence of
Section 10.03, the limitations set forth in this Section 10.05(c) shall not be applicable in respect of the matters set forth in such notice.

     (d) Purchaser's Liabilities. Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 10.05 shall not be applicable to, and shall not limit, the obligations of Purchaser to indemnify, defend and hold harmless the Seller Indemnified Parties in respect of Losses based upon, arising out of or otherwise in respect of, the Purchaser's Liabilities.

     (e) Termination Reimbursement. Subject to Section 10.06, if Purchaser shall terminate this Agreement pursuant to Section 12.01(b) and there shall exist a material breach by Seller or Takihyo of any representation, warranty, covenant or agreement contained herein which breach is the cause of such termination, with respect to which Purchaser has provided written notice to Seller and Takihyo, then the indemnification obligations of Seller and Takihyo set forth above in this Article X shall not be applicable and, in lieu thereof, Seller and Takihyo shall pay or cause to be paid, by wire transfer in immediately available funds in accordance with wire transfer instructions provided to Seller by Purchaser, an amount, not to exceed $2,000,000, equal to all of Purchaser's out-of-pocket fees and expenses, including, without limitation, the fees and expenses of attorneys, consultants, accountants, bank and financial institutions and other professional advisors, but excluding internal overhead and similar expense allocations, incurred by Purchaser from and after November 23, 1998 in respect of the transactions contemplated by the Confidentiality Agreement, this Agreement and the other Transaction Documents.

     10.06 Exclusive Remedy. The provisions of Article X of this Agreement contain the exclusive remedies of the parties hereto and the Purchaser Indemnified Parties and Seller Indemnified Parties with respect to any breach or alleged breach of any representation, warranty or covenant contained herein and with respect to any claim otherwise arising from or relating to the transactions contemplated by this Agreement; provided, that (i) the provisions of Article X of this Agreement shall not be the exclusive remedies of (x) Purchaser for Losses or claims based upon, arising out of or relating to, the Excluded Liabilities, or (y) Seller for Losses or claims based upon, arising out of or relating to, the Purchaser's Liabilities, (ii) nothing herein, including, without limitation, Sections 10.04(e) and 10.05(e), shall be deemed to limit or restrict any party's rights or remedies in respect of any willful breach of this Agreement or any representation, warranty, covenant or agreement contained herein prior to Closing or termination pursuant to Article XII, including rights or remedies based upon equitable principles (including specific performance and injunctive relief), and (iii) nothing herein, including, without limitation, Sections 10.04(e) and 10.05(e), shall be deemed to limit or restrict any party's rights or remedies in respect of any breach, alleged breach of, or claim under, this Agreement based upon, or arising out of or otherwise in respect of, fraud. Each party agrees that money damages would not be a sufficient remedy for any such breach of this Agreement (including, without limitation, Section 3.03 hereof) prior to the Closing and that the other party will be entitled, without the necessity of actual monetary loss being proved or the posting of a bond, to the foregoing equitable remedies.

                                   ARTICLE XI

                   Certain Additional Covenants and Agreements

     11.01 Additional Equity Interests. From the date hereof until Closing (or, if earlier, the date on which this Agreement terminates pursuant to Section 1.01 or Article XII), no existing equity interest in Seller shall be sold, pledged, encumbered, transferred, assigned or otherwise disposed of (each, a "Transfer") by any legal or beneficial owner thereof (the "Equity Owners") and no new equity interest shall be issued by Seller and none of Mr. Frank Mori, Mr. Christopher Mori, Ms. Heather Mori or Mr. Tomio Taki (each, an "Ultimate Owner") will Transfer any equity interest in any Equity Owner; provided that any of the Equity Owners or Ultimate Owners may Transfer any existing equity interest in Seller or in any Equity Owner to another Equity Owner or Ultimate

Owner or to a corporation or other entity in which they, or any of them, are the sole legal and beneficial owner of all equity interests therein. Seller or the Equity Owner thereof in which such equity interest is to be transferred shall give Purchaser prior written notice pursuant to Section 14.01 of each proposed transfer.

     11.02 Ordinary Course. Commencing as of the date hereof, Seller and Takihyo, jointly and severally, agree that, except as otherwise set forth in or as contemplated by the Transaction Documents, Seller shall conduct the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, Seller and Takihyo, jointly and severally, covenant that from the date hereof until Closing (or, if earlier, the date on which this Agreement terminates pursuant to Section 1.01 or Article
XII), Seller shall provide notice to Purchaser with respect to the following matters and shall provide Purchaser with such information with respect thereto as Purchaser shall reasonably request, but Seller shall not be required to obtain Purchaser's consent thereto: (i) entering into or granting any new license, distribution, trademark, trade name, concurrent use, registered user, settlement or similar agreement (each a "New Trademark Agreement"), or (ii) amending, modifying, waiving, terminating or supplementing any Existing
Trademark Agreement (each, a "License Amendment"); provided, that notwithstanding the foregoing, nothing in this Section 11.02 shall be deemed to prohibit Seller's dealings with Fashions of Seventh Avenue in the ordinary course of business pursuant to the existing oral license with Fashions of Seventh Avenue. Purchaser acknowledges and agrees that the delivery by Seller of such notice and information shall constitute full compliance with the provisions of the preceding sentence of this Section 11.02. Except as otherwise provided above with regard to Fashions of Seventh Avenue, from the date hereof until Closing (or, if earlier, the date on which this Agreement terminates pursuant to Section 1.01 or Article XII), without the prior written consent of Purchaser, Seller shall not enter into any New Trademark Agreement or License Amendment with any officer, director, member, stockholder, employee, affiliate, or other Person related in any way to Seller, Takihyo or any of the foregoing Persons.

     11.03 Trademark Infringement and Other Events. From the date hereof until Closing (or, if earlier, the date on which this Agreement terminates pursuant to
Section 1.01 or Article XII), Seller and/or Taikihyo shall promptly notify Purchaser of any infringement, counterfeiting or passing-off of a Trademark of which Seller becomes aware, whether by the use of the Trademark, a similar trademark or trademarks or by the imitation of packaging, label designs or otherwise. Seller shall take such legal action to protect the Trademarks against an infringement, counterfeiting or passing-off as is consistent with Seller's past practices. Seller will promptly, but in any event within five (5) Business Days, give Purchaser written notice of the occurrence of any event of which Seller becomes aware that could reasonably be expected to result in a Material Adverse Event, including the following: (a) any petition under the Bankruptcy Code filed by or against any licensee of any of the Trademarks as to which Seller is licensor, the filing of which is Actually Known to Seller and Takihyo,
(b) any notice of opposition or petition for cancellation filed against any of the Trademarks of which Seller actually becomes aware, (c) any other claim asserted in a judicial, administrative or other proceeding concerning the Trademarks, the filing of which is Actually Known to Seller and Takihyo, (d) receipt by Seller or Takihyo of any written notice or other written communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement or the Transfer Documents, (e) any notice of any pending claim, suit, proceeding, arbitration or governmental body investigation relating to the Business or the Assets, or which is threatened against Seller, and in each case of which Seller or Takihyo receives written notice or has Actual Knowledge, and (f) the receipt by Seller of any written notice or any other notice Actually Known to Seller from any licensee of Seller alleging a material default by Seller under any of the Existing Trademark Agreements or any written notice sent by Seller to any licensee alleging a material default by such licensee under any of the Existing Trademark Agreements. Seller shall, from the date hereof until either the Closing or the termination of this Agreement pursuant to Article XII, as the case may be, consistent with its past practice, (i) maintain all registrations for the Trademarks and, in that connection, not abandon any Trademark or use thereunder, (ii) prosecute any trademark applications for the Trademarks pending as of the date of this Agreement, file and prosecute opposition and cancellation proceedings and (iii) otherwise preserve and maintain all rights in the Trademarks and preserve intact the Business, consistent with Seller's past practice. All legal and other expenses incurred in connection with the foregoing shall be borne by Seller.

     11.04 Rights Acquired Prior to Closing. If and when Seller shall obtain rights to any new Trademarks, or any reissue, renewal or extension of any Trademarks, such Trademarks shall be covered by, and deemed to be incorporated into, this Agreement.

     11.05  Access Prior to Closing.  Subject to the last two  sentences in this
Section 11.05 and subject to the prior approval of Mr. Frank Mori (which approval shall be granted or denied in the commercially reasonable judgment of Mr. Mori), (i) upon reasonable notice, Seller shall afford Purchaser and its Representatives reasonable access during regular business hours during the period from the date hereof up to and including the Closing to any and all of the premises, properties, contracts, books, records, data and personnel of Seller relating to the Business and the Assets and (ii) Seller shall, and shall use reasonable efforts to cause each of its directors, officers, members, managers, agents and/or employees to cooperate in a reasonable manner in connection with the foregoing. All information disclosed in the course of such due diligence shall be subject to the provisions of Section 3.04 hereof. In the event that Purchaser or its Representatives shall desire such access or any such information or documents concerning the Business or the Assets, Purchaser, through its Chairman of the Board, Chief Operating Officer or Executive Vice President-Finance and Administration shall provide the aforementioned reasonable notice in accordance with Section 14.01. Within a reasonable time thereafter, Seller shall afford Purchaser and its Representatives such access or such information or documents, as the case may be, in each case to the extent consistent with the foregoing provisions of this Section 11.05.

     11.06 FTC Approval. As promptly as practicable after the execution and delivery of this Agreement and the other Transaction Documents, Seller and Purchaser shall each file or cause to be filed a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Federal Trade Commission and the Department of Justice. The purchase of the Assets, the payment of the Purchase Price, the assumption of the obligations of Seller under the Trademark License Agreements, the Other Trademark Agreements and the Other Assumed Agreements and the consummation of the transactions contemplated hereby are expressly and absolutely subject, in each case, to the expiration or termination of all applicable waiting periods under the HSR Act, without any party hereto (or, if different, any "person" in which such party is included for purposes of the HSR Act) having been formally or informally advised by the Federal Trade Commission or the Department of Justice that either of them will or may seek to enjoin the consummation of, or otherwise will or may challenge, the transactions contemplated by this Agreement or the other Transaction Documents and without either Seller or Purchaser (or their respective "persons") being obligated to divest itself of any assets or reorganize its existing corporate structures ("FTC Approval"). Each of Seller and Purchaser shall use its best efforts to prosecute all such applications, as soon as possible after the filing thereof, and will cooperate with the other and take all steps reasonably necessary, proper or desirable to expedite the prosecution of such applications (provided that there is no obligation to agree to any divestiture or reorganization).

     11.07 Preserve Accuracy of Representations and Warranties. Between the date hereof and the Closing Date, except as otherwise provided herein, including, without limitation, Section 11.02, each of the parties hereto shall refrain from knowingly taking any action which would render any of its respective representations or warranties contained in Articles VI or VII of this Agreement inaccurate as of the Closing Date, provided, that in no event shall Seller or Takihyo be deemed in breach of this provision by virtue of the conduct by Seller of its business in compliance with this Agreement and the other Transaction Documents.

     11.08 Employees of Seller.

     (a) Purchaser shall have the right, but shall not be obligated, to hire or otherwise establish an independent contractor, consultant or other business relationship with (collectively "Hire") any employees of Seller, but shall have no right to Hire any employees of Seller's licensing operations unless and until the closing of the transactions contemplated under this Agreement are consummated, although Purchaser shall not be restricted from making offers to Hire such employees provided such offers are conditioned on the consummation of such closing. Purchaser shall provide to Seller reasonable advance written notice of any employee of Seller to whom Purchaser intends to extend an offer to Hire and shall keep Seller informed of the status of any such offer and the acceptance thereof.

     (b) In the event that Seller shall notify Purchaser in writing that any employees of Seller who are not represented by a labor organization to whom Purchaser intends to extend or shall have extended an offer to Hire shall be, in the commercially reasonable judgment of Mr. Frank Mori, necessary to the wind-down of Seller's business as contemplated by this Agreement, the Omnibus Agreement and the License Agreement, Seller and Purchaser shall in good faith attempt to agree upon a sharing arrangement with respect to such employees on terms and conditions reasonably acceptable to both Seller and Purchaser; provided, that any such sharing arrangement shall contain, among other things, the following terms: (i) within thirty (30) days of receipt by Purchaser from Seller of vouchers and/or receipts or other documentation reasonably requested by Purchaser, Purchaser shall reimburse Seller with respect to the services of any employee of Seller who shall perform services for Purchaser pursuant to any such sharing arrangement in an amount equal to the pro rata portion of such employee's salary based upon the portion of such employee's working time spent in performing such services, and
(ii) if Purchaser shall fail to reimburse Seller for such pro rata portion of the salary of any shared employee as provided above in this Section 11.08(b), and such failure shall continue for a period of three (3) Business Days after Seller shall have notified Purchaser, in accordance with Section 14.01 hereof, of such failure, Seller shall have the right to terminate the sharing arrangement with respect to such employee. In such event, except for the pro rata portion of the salary of such employee that Purchaser shall not have paid, neither Seller nor Purchaser shall have any further rights or obligations with respect to such sharing arrangement.

     (c) Purchaser shall reimburse Seller, in an amount not to exceed $180,000, for any liability actually incurred by Seller as a result of Seller's inability to fully comply with the provisions of the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. Sections 2101 et seq. ("Warn Act") in connection with the transactions contemplated by this Agreement, upon written notice to Purchaser by Seller of such liability and upon receipt by Purchaser of documentation reasonably satisfactory to it in respect thereof.

     11.09 Continuing Advertising Obligations. During the period from the date hereof until Closing, Seller shall continue to advertise and promote the Trademarks and the Business as required under the Existing Trademark Agreements.

     11.10 Post-Closing Reconciliations. Prior to the Closing, Seller shall use its commercially reasonable efforts to collect promptly all royalties (including minimum royalties) ("Royalties"), distribution fees and other payments
(collectively,   with

Royalties, "Fees") due under each Trademark License Agreement, Other Trademark Agreement and Other Assumed Agreement and from and after the Closing, Purchaser shall use its commercially reasonable efforts to promptly collect all such Fees. The parties agree that, upon consummation of the Closing, Seller and Purchaser allocate the economic benefit of the Trademark License Agreements, Other Trademark Agreements and the Other Assumed Agreements listed below among Seller and Purchaser as follows:

     (a) Accrual Basis of Sharing of Royalties under Trademark License Agreements. Except as provided in subsections (b) and (c) below, Seller and Purchaser shall share Royalties under each Trademark License Agreement for the calendar quarter in which the closing occurs (the "Closing Quarter") on an accrual basis based upon net sales or other applicable transactions for which Royalties are payable thereunder. Seller shall be entitled to retain or receive, as the case may be, Royalties in respect of such net sales or other applicable transactions occurring prior to the Closing Date, including, without limitation, Royalties that become due and payable in respect thereof as the result of an audit under any Trademark License Agreement, and Purchaser shall be entitled to retain or receive, as the case may be, Royalties in respect of such net sales or other applicable transactions occurring from and after the Closing Date, including, without limitation, Royalties that become due and payable in respect thereof as the result of an audit under any Trademark License Agreement. Seller and Purchaser shall provide to each other, promptly upon receipt, all reports from the other party or parties to such Trademark License Agreement received by them, including, without limitation, monthly reports thereunder. To the extent that monthly or other more frequent reports are not required under any Trademark License Agreement, Seller and Purchaser shall each use its commercially reasonable efforts to obtain from the other party or parties to each such Trademark License Agreement monthly or other more frequent reports of net sales and other transactions in such detail as shall be reasonably necessary to effect the sharing of Royalties under such Trademark License Agreement on an accrual basis as contemplated by Section 11.10(a). At Closing, subject to such information being reasonably available to Seller, Seller shall deliver to Purchaser a schedule (a "Pre-Closing Royalty Schedule") identifying by Trademark License Agreement and licensee the amount of royalties (including minimum royalties) paid to Seller under each Trademark License Agreement in the Closing Quarter through the end of the month preceding the month in which the Closing occurs, along with copies of all reports and statements, including monthly and other more frequent reports, from the other parties to the Trademark License Agreements theretofore received by Seller, and within ten (10) Business Days after the Closing Date, Seller shall deliver to Purchaser a revised Pre-Closing Royalty Schedule (a "Final Pre-Closing Royalty Schedule") setting forth the amount of Royalties paid to Seller under each Trademark License Agreement in the Closing Quarter through the Closing Date, along with copies of any further reports and statements from the other parties to the Trademark License Agreement. Promptly upon Purchaser's receipt of a monthly, quarterly or other report from any licensee of Royalties payable in the Closing Quarter, Purchaser shall deliver to Seller a detailed schedule (a "Reconciliation Schedule"), identifying by Trademark License Agreement and licensee the aggregate amount of Royalties payable pursuant to each Trademark License Agreement for the Closing Quarter and indicating, based on the Final Pre-Closing Royalty Schedule, and the monthly, quarterly or other reports from the other parties to the Trademark License Agreement received by Seller or Purchaser from and after the Closing for the Closing Quarter, the portion of such royalties to which each of Seller and Purchaser is entitled pursuant to the sharing arrangement set forth in the first sentence of this Section 11.10(a). At such time, Purchaser shall also provide to Seller a copy of all monthly, quarterly or other reports that Purchaser shall have received pursuant to the Trademark License

Agreements. Within ten (10) Business Days following Seller's receipt of the Reconciliation Schedule, each party shall notify the other whether the notifying party is in agreement with the Final Pre-Closing Schedule or the Reconciliation Schedule, as the case may be. In the event of any dispute among Seller and Purchaser as to the sharing of such Royalties and, in that connection, the Final Pre-Closing Schedule or the Reconciliation Schedule, Seller and Purchaser shall in good faith attempt to resolve their differences. In the event, however, that any dispute shall not be so resolved, the parties shall submit their differences for resolution to Ernst & Young, or other independent certified public accountants who shall be mutually chosen by Seller and Purchaser (the "Accountants"). The Accountants shall be instructed to, and shall determine and report to Seller and Purchaser upon, such differences no later than twenty (20) days after submission of the applicable Reconciliation Schedule to it. Such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Accountants shall be borne equally by Seller and Purchaser. Within three (3) days following the resolution of all differences by Seller and Purchaser or the Accountants, as applicable, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as the case may be, the amount due to the other by wire transfer in immediately available funds.

     (b) (i) Inability to Effect Accrual Basis of Sharing of Royalties. In the event that Seller and Purchaser shall determine that they have been unable to obtain sufficiently detailed information to effect the sharing of the Royalties on a reasonably accurate basis in accordance with Section 11.10(a) with respect to any Trademark License Agreement, then Royalties under such Trademark License Agreement shall be shared for the Closing Quarter on a pro rata basis, based upon (i) the number of days in the Closing Quarter up to and including the Closing Date, for the benefit of Seller, and (ii) the number of days in the Closing Quarter after the Closing Date, for the benefit of Purchaser. In such event, at Closing, subject to such information being reasonably available to Seller, Seller shall deliver to Purchaser a Pre-Closing Royalty Schedule identifying by Trademark License Agreement and licensee the amount of Royalties paid to Seller under each Trademark License Agreement in the Closing Quarter through the end of the month preceding the month in which the Closing occurs, and within ten (10) Business Days after the Closing Date, Seller shall deliver to Purchaser a Final Pre-Closing Royalty Schedule setting forth the amount of Royalties paid to Seller under each Trademark License Agreement in the Closing Quarter through the Closing Date. Promptly upon Purchaser's receipt of a report from any licensee of royalties payable in the Closing Quarter, Purchaser shall deliver to Seller a Reconciliation Schedule, identifying by Trademark License Agreement and licensee the aggregate amount of Royalties payable pursuant to each Trademark License Agreement for the Closing Quarter and indicating, based on the Final Pre-Closing Royalty Schedule, the pro rata portion of such royalties to which each of Seller and Purchaser is entitled pursuant to the sharing arrangement set forth in this Section 11.l0(b)(i). At such time, Purchaser shall also provide to Seller a copy of all monthly, quarterly or other reports that Purchaser shall have received pursuant to the Trademark License Agreements. Royalties payable as a result of an audit of any Trademark License Agreement shall be payable to the party that would have been entitled to such Royalties (e.g., Seller with respect to Royalties payable for periods up to and including the Closing Date and Purchaser with respect to Royalties payable for periods after the Closing Date). The payment and dispute resolution procedures set forth in Section 11.10(a) shall also be applicable to this Section 11.10(b)(i).

     (ii) Notwithstanding Section 11.10(a) and Section 11.l0(b)(i) above, Seller and Purchaser agree that, because the royalties payable by Vogue Pattern Service division of Butterick Company, Inc. ("Vogue") are computed and paid only twice per year (in July and January for the immediately preceding six-month period), the Vogue royalties payable for sales in 1999 shall be pro rated based upon (i) the number of days in the six-month period ending June 30, 1999 or December 31, 1999, as applicable, in which the Closing occurs or any shorter period in the event of termination of such Trademark License Agreement prior to June 30, 1999 or December 31, 1999, as applicable (the "Vogue Half Year") up to and including the Closing Date, for the benefit of Seller and (ii) the number of days in the Vogue Half Year after the Closing Date, for the benefit of Purchaser. Seller and Purchaser also agree that, because the royalties in excess of the minimum royalties payable by Takihyo Company Ltd. ("TCL") are paid only twice yearly (in October and April for the immediately preceding six-month period), the TCL royalties payable for sales in 1999 shall be pro rated based upon (i) the number of days in the six-month period ending August 31, 1999 or February 29, 2000, as applicable, in which the Closing occurs or any shorter period in the event of termination of such Trademark License Agreement prior to August 31, 1999 or February 29, 2000, as applicable (the "TCL Half Year") up to and including the Closing Date, for the benefit of Seller and (ii) the number of days in the TCL Half Year after the Closing Date, for the benefit of Purchaser. Promptly upon Purchaser's receipt of a report from Vogue or TCL, as applicable, of royalties payable in the Vogue Half Year or TCL Half Year, as applicable, and in any event, on or prior to the 45th day after the last day of the Vogue Half Year or the 60th day after the last day of the TCL Half Year, as applicable, Purchaser shall deliver to Seller a Reconciliation Schedule identifying the aggregate amount of royalties (including minimum royalties) payable pursuant to the Vogue Trademark License Agreement for the Vogue Half Year or the TCL Trademark License Agreement for the TCL Half Year, as applicable, and indicating, based on the Final Pre-Closing Royalty Schedule, the pro rata portion of such royalties to which each of Seller and Purchaser is entitled pursuant to the sharing arrangement set forth in this
Section 11.10(b)(ii). At such time, Purchaser shall also provide to Seller a copy of all monthly, quarterly or other reports that Purchaser shall have received pursuant to the Vogue or TCL Trademark License Agreements, as applicable. The payment and dispute resolution procedures set forth in Section 11.10(a) shall also be applicable to this Section 11.10(b)(ii).

     (c) Distribution Fees. The parties acknowledge and agree that, with respect to the Other Trademark Agreement between Seller and Simms Sigal & Co. Ltd. ("Simms"), all distribution fees payable with respect to (A) all merchandise purchased by Simms for all seasons through and including the Fall 1999 season and (B) all "Initials" merchandise purchased by Simms from Seller shall be for the benefit of Seller. In the event that Purchaser shall receive any such fees at any time after the Closing, Purchaser shall promptly remit them to Seller in immediately available funds within two (2) Business Days after Purchaser's receipt thereof. The payment and dispute resolution procedures set forth in Section 11.10(a) shall also be applicable to this Section 11.10(c).

     (d) Image Fund Payments. As of the date hereof, Seller has (i) produced advertising and promotion materials and incurred media placement commitments for the Spring 1999 advertising campaign and (ii) initiated planning of the advertising and promotion materials for the Fall 1999 advertising campaign for which production-related expenses will be incurred during the period prior to June 1999 and media commitments will be made during the period prior to August 1999, and with respect to which payment will be due in the period from September 1, 1999 through December 31, 1999 (collectively, "1999 Advertising Expenses"). All image fund payments made pursuant to the Trademark License Agreements (the "Image Fund Payments") received by Seller on or prior to the Closing Date shall be applied by Seller to recoup Seller's 1999 Advertising Expenses. At Closing, subject to such information being reasonably available to Seller, Seller shall deliver to Purchaser a schedule (the "Pre-Closing 1999 Advertising Expense Schedule") identifying the amount of 1999 Advertising Expenses actually incurred by Seller and the amount of such expenses that has been recouped by Seller, in each case through the end of the month preceding the month in which the Closing occurs, and within ten (10) Business Days after the Closing Date Seller shall deliver to Purchaser a revised Pre-Closing 1999 Advertising Expense Schedule (the "Final Pre-Closing 1999 Advertising Expense Schedule") setting forth the amount of 1999 Advertising Expenses actually incurred by Seller and the amount of such expenses that has been recouped by Seller, in each case through the Closing Date. From and after the Closing, Purchaser shall remit to Seller, within two (2) Business Days of their receipt by Purchaser, all Image Fund Payments received by Purchaser pursuant to the Trademark License Agreements, together with a report identifying the amount and source of all such Image Fund Payments received by Purchaser since the Closing Date, until such time as Seller shall have recouped all 1999 Advertising Expenses actually incurred by Seller as set forth on the Final Pre-Closing 1999 Advertising Expense Schedule. If the aggregate Image Fund Payments received by Purchaser that are attributable to the year ending December 31, 1999 (including Image Fund Payments attributable to the fourth calendar quarter of 1999 and received by Purchaser after December 31,
1999) (collectively, the "1999 Image Fund Payments") are less than the aggregate amount of 1999 Advertising Expenses actually incurred by Seller, then Purchaser shall have no obligation to pay to Seller any amount in excess of the 1999 Image Fund Payments actually received by Purchaser. To the extent that the aggregate 1999 Image Fund Payments received by Purchaser exceed the aggregate amount of 1999 Advertising Expenses actually incurred by Seller, Purchaser shall be entitled to retain such excess for use in accordance with the applicable Trademark License Agreements.

     (e) Audit Rights. Seller and Purchaser shall from time to time promptly provide to each other such documentation as reasonably requested by them to enable them to confirm the matters contemplated by this Section 11.10. In addition, upon reasonable notice during normal business hours, Seller and Purchaser shall be entitled to audit each others' books and records for purposes of confirming such accounting.

     (f) Payment. From and after the Closing (i) in the event that Seller receives any Fees to which Purchaser is entitled pursuant to this Section 11.10, Seller shall promptly pay such amount to Purchaser and (ii) in the event that Purchaser receives any Fees to which Seller is entitled pursuant to this Section 11.10, Purchaser shall promptly pay such amount to Seller.

     11.11 Rights to Use Trademarks After Closing. Until the earlier of March 1, 2000 or upon receipt by Purchaser of written notice from Seller as to its completion of the wind down of the Apparel Business of Seller contemplated by the Management Consulting Agreement and the License Agreement (the "Trademark Use Period"), Seller shall be entitled to use the Trademarks in accordance with the following:

     (a) Within forty-five (45) Business Days after the Closing Date (and, with respect to the "Initials" inventory, within 45 Business Days after the date of purchase thereof by Purchaser under the Omnibus Agreement (the "Initials Closing Date")), Seller shall provide to Purchaser a complete and accurate list of Seller's inventory of (i) finished goods of apparel items for the Fall 1999 season, (ii) "Initials" inventory not purchased by Purchaser pursuant to the Omnibus Agreement, (iii) piece goods relating to the Fall 1999 season and prior seasons, (iv) work-in-progress related to any of the foregoing and (v) raw materials then on hand (collectively, the "Existing Inventory"). The list shall be prepared as of the close of business on the day immediately preceding the Closing Date (or the Initials Closing Date, as applicable).

     (b) During the Trademark Use Period, Seller may manufacture apparel items using the Trademarks. During the Trademark Use Period, Seller (but no other Person, including, without limitation, any Person having a security interest, lien or other

Encumbrance in or on any Existing Inventory) shall be entitled, on a non-exclusive basis, to use the Trademarks in connection with the sale or other disposal of the Existing Inventory and cut-ups (the Existing Inventory, and cut-ups, wherever produced, are collectively referred to as "Inventory"). All such sales and disposals shall be through Normal Retail Channels (as defined in the License Agreement) or to those retail outlets identified on Schedule 2.03 to the License Agreement on the date hereof (without regard to any amendment or modification thereof unless otherwise agreed to by Purchaser) (the "Outlets"). Without limiting the generality of the foregoing, during the Trademark Use Period, Seller may accept and fulfill orders for Inventory and such Inventory may bear any of the Trademarks in a form consistent with such use by Seller prior to Closing, including, without limitation, the Trademark "ANNE KLEIN CLASSICS". At the end of the Trademark Use Period, if Seller has additional remaining Inventory (the "Remaining Inventory"), Seller shall notify Purchaser and Purchaser shall, in such event, have a right of first refusal to purchase all of the Remaining Inventory, at a price and on the terms, including, without limitation, the timing of payment for and taking delivery of the Remaining Inventory as may be mutually agreed, which right shall be exercisable only by notice in writing delivered to Seller within five (5) Business Days after Seller gives written notice to Purchaser in accordance with Section 14.01 setting forth the pertinent details of the proposed sale, including, without limitation, a description of the Remaining Inventory and the proposed purchase price and terms. If Purchaser does not exercise its rights to purchase hereunder, Seller may proceed to sell such Remaining Inventory after the Trademark Use Period in accordance with the other terms and conditions of this Section 11.11 or, with Purchaser's prior written consent, which consent shall not be unreasonably withheld, in such other manner as Seller may reasonably request, for a period not to exceed thirty (30) days after the end of the Trademark Use Period.

     (c) Except as otherwise specifically provided in this Section 11.11, from and after the Closing Seller shall have no right to use the Trademarks or any variation or simulation thereof and shall, promptly upon Purchaser's written request, free of charge, execute any and all documents Purchaser may deem necessary or desirable to the effect that Seller no longer has the right to use the Trademarks (and if Seller fails to do so promptly, Purchaser shall have the right to sign such documents as it deems reasonably necessary on Purchaser's behalf). In addition, at the end of the Trademark Use Period, except as otherwise provided in Section 11.11(b) with respect to the Remaining Inventory, Seller shall destroy, or, if requested by Purchaser, shall deliver to Purchaser all Inventory and all other materials of all kinds in its possession with the Trademarks thereon for which Purchaser shall pay Seller's actual cost.

     (d) If, during the Trademark Use Period, Seller wishes to sell any of the Inventory other than in Normal Retail Channels or those Retail Outlets identified on Schedule 2.03 to the License Agreement, or if Seller wishes to sell all or substantially all of the Inventory to a single purchaser or group of related purchasers, Purchaser shall, in such event, have a right of first refusal with respect to any such sale at a price equal to the price to be paid to Seller by the proposed purchaser, which right shall be exercisable only by notice in writing delivered to Seller within five (5) Business Days after Purchaser receives written notice from Seller setting forth the proposed purchase price of the Inventory covered by the proposed sale and all of the other pertinent details thereof, including without limitation, the name of the proposed purchaser and the proposed purchase price. If Purchaser does not exercise its rights to purchase hereunder, Seller may proceed with the proposed sale with the purchaser and at the price offered to Seller.

     (e) Seller's right to use the Trademarks shall terminate immediately, if Seller commences or becomes the subject of any case or proceeding under any applicable federal, state or other bankruptcy laws or if, during the Trademark Use Period, a court appoints a receiver liquidator, assignee, trustee, custodian, sequestrator or similar official for Seller and any such involuntary proceeding or appointment is not discharged within sixty (60) days. In addition, Seller's right to use the Trademarks shall terminate upon notice to Seller by Purchaser in the event that Seller fails to perform any of the other terms, conditions, agreements or covenants it is obligated to perform under this
Section 11.11 and (i) such breach is curable but continues uncured for a period of forty-five (45) days after Purchaser gives Seller written notice thereof; or
(ii) if said breach is curable but not within forty-five (45) days and all reasonable steps necessary to cure have not been taken within forty-five (45) days after Purchaser gives Seller written notice of breach. Purchaser may terminate the Trademark Use Period immediately upon giving notice at any time after said forty-fifth day, without prejudice to any other rights of Purchaser. However, if any such breach is not curable, Purchaser may terminate such rights to use the Trademark immediately upon giving notice at any time, without prejudice to any other rights of Purchaser.

     (f) Unless otherwise provided by law, no receiver, liquidator, assignee, trustee or custodian appointed to administer the affairs of Seller, sheriff or any other officer of the court or official charged with taking custody of Seller's assets or business shall have the right to use the Trademarks in any way.

     (g) Notwithstanding the foregoing, if the United States Bankruptcy Code or any amendment, supplement or successor thereto (the "Code") permits a trustee in bankruptcy of Seller (or Seller as Debtor-in-Possession) to assume this Section
11.11 or this Agreement and either does so and, thereafter, desires to assign this Section 11.11 or this Agreement to a third person in compliance with the requirements of the Code, the trustee or Seller, as the case may be, shall notify Purchaser of the same in writing. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of such notice shall be deemed to constitute the grant to Purchaser of an option to have this Agreement or Section assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice. Said option may be exercised only by written notice given to the trustee or Seller, as the case may be, by Purchaser within fifteen (15) days after Seller's receipt of the aforesaid notice from such party, or within such shorter period as may be deemed appropriate by the court in the bankruptcy proceeding. If Purchaser fails to exercise its said option within the aforestated exercise period, the trustee or Seller, as the case may be, may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for consideration and upon the terms specified therein. Nothing contained herein shall be deemed to preclude or impair any rights or remedies which Purchaser may have.

     (h) Not later than five (5) Business Days after the end of the Trademark Use Period, Seller shall have, or arranged to have, amended its Organizational Documents, in form and substance reasonably satisfactory to Purchaser, to change its name so as to remove any reference to "Anne Klein" or any other Trademark and to cease otherwise doing business under any name referencing "Anne Klein" or any other Trademark, including, without limitation under assumed name filings. At such time, Seller shall provide Purchaser with such official documents and such other documents reasonably requested by Purchaser to indicate that the name change and the cessation of the use of such name has been duly recorded with the appropriate authorities or that such steps have been taken by Seller which are reasonably satisfactory to Purchaser to effect such change and cessation.

     11.12 Schedule Updates.

     (a) Upon execution and delivery of this Agreement, Seller and Takihyo shall prepare and deliver to Purchaser the Seller Disclosure Schedules and Purchaser shall also prepare and deliver to Seller the Purchaser Disclosure Schedules. Seller or Takihyo shall have the right to update the Seller Disclosure Schedules on a monthly basis (the "Updates"), which Updates, if any, shall be delivered to Purchaser within five (5) Business Days following the end of each calendar month until Closing. Final Updates, if any, shall be delivered three (3) Business Days prior to Closing. Updates shall contain any information, condition or circumstance of which Seller or Takihyo shall become aware including, without limitation, any change in or omission from the Seller Disclosure Schedules that would cause the representations and warranties of Seller and Takihyo to be incomplete or incorrect in any respect.

     (b) The  representations  and warranties  contained in Section 6.01 through
6.04 of this Agreement shall not be qualified by information contained in any Updates. The representations and warranties contained in Section 6.07 of this

Agreement, as such section relates to the Trademarks "Anne Klein," "Anne Klein II," "A Line Anne Klein" and the "Lion Head Design" automatically shall be qualified as of the date such representations and warranties were made by information, conditions and circumstances of which Seller becomes aware and which occur from and after the date hereof to and including the Closing as reflected in Updates of such section with regard to the following matters: the maturity to registration of applications previously filed, the filing of new applications for registrations and the conversion of intent to use applications to use based applications (except to the extent that any such information, condition or circumstance results from a breach of any of the covenants contained herein). The representations and warranties contained in Sections 6.05, 6.06, 6.07 (other than as provided in the immediately preceding sentence),
6.08  and  6.09   automatically   shall  be   qualified  as  of  the  date  such
representations and warranties were made by information, conditions and circumstances of which Seller becomes aware and which occur from and after the date hereof to and including the Closing as reflected in Updates of such sections (except to the extent that any such information, condition or circumstance results from a breach of any of the covenants contained herein).

     (c) In the event that any Update shall reflect a breach of, change to or omission from any representation and warranty of Seller when made, without giving effect to any prior Updates, Purchaser shall have a period of ten (10) Business Days during which it may object to such Update and terminate this Agreement. Any such objection and termination shall be in writing and shall be sent to the other parties hereto pursuant to Section 14.01. Failure of Purchaser to object to any such Updates within ten (10) Business Days of receipt of such Updates shall constitute a waiver of Purchaser's rights or remedies for breach of any of the representations and warranties of the other parties to the extent such representations and warranties shall have been updated by such Updates and such representations and warranties shall be deemed modified as of the date such representations and warranties were made to the extent of the information set forth in such Updates. The provisions of
Article  XII shall be  applicable  in the event of any  termination  under  this
Section 11.12(c).

     (d) Purchaser hereby agrees that the consummation of the Closing shall constitute a waiver by it of any rights or remedies for breach of any of the representations and warranties of Seller and Takihyo to the extent such representations and warranties shall have been updated by the Updates; provided, that the delivery of the Updates shall not, absent consummation of the Closing, constitute a waiver of any breach of any such representations and warranties or any rights or remedies with respect thereto, except as otherwise expressly provided in this Agreement.

     11.13 Post-Closing Cooperation. From and after Closing, the parties agree to cooperate with each other from time to time as may be reasonably required in connection with any claim, action or suit asserted or filed against, or any proceeding, arbitration or investigation involving, any of the parties or their respective Representatives and arising out of or relating to the operation of the Business or the ownership or use of the Assets prior to or after Closing, as the case may be.

     11.14 Bank Financing. From and after the date hereof, Purchaser shall in good faith use all commercially reasonable efforts to obtain in an expeditious manner, but in any event at or prior to July 10, 1999, the Purchaser's Financing. In addition, Purchaser shall from time to time after the date hereof, at Seller's request, discuss the status of

Purchaser's efforts and Purchaser shall promptly give Seller written notice of having received a commitment for the Purchaser's Financing.

     11.15 Noteholders' Consent. From and after the date hereof, Purchaser shall in good faith use its commercially reasonable efforts to obtain in an expeditious manner, but in any event at or prior to July 10, 1999, in compliance with applicable law and the terms and conditions of the Indenture dated as of June 4, 1997 by and between Purchaser and IBJ Schroder Bank & Trust Company, as Trustee (as amended and supplemented, the "Indenture"), any requisite consent or approval under the Indenture or otherwise of the holders of Purchaser's Senior Notes in connection with the Purchaser's Financing and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Purchaser shall from time to time after the date hereof, at Seller's request, discuss the status of the foregoing matters and shall give Seller prompt written notice of having received the requisite consent or approval of such holders. The provisions of Section 3.04 shall apply to the actions contemplated by this
Section 11.15 to the extent applicable.

     11.16 Further Assurances. Consistent with the terms and conditions hereof, each party hereto wilt cooperate with each other and execute and deliver any and all instruments and take any and all other actions, either before or after the Closing, which may be necessary, proper or advisable to effect or evidence the provisions of this Agreement and the other Transfer Documents and to consummate the transactions contemplated hereby and thereby as promptly as practicable. Except as otherwise expressly provided herein, (a) the parties hereto shall use their respective commercially reasonable efforts to obtain in an expeditious manner, but in any event on or prior to

July 10, 1999, all approvals, authorizations and consents of all third Persons which are necessary for the consummation of the transactions contemplated hereby, (b) shall keep each other informed on a regular and timely basis with respect to all such matters and (c) except as otherwise provided in Sections
11.14 or 11.15, shall provide written notice to the other party within five (5) Business Days of receipt of any consent listed on Schedules 8.01 or 8.02. Nothing in this Section 11.16 shall be construed as requiring Purchaser to assume any of the Excluded Liabilities.

     11.17 Transfer Tax Filings. Each tax return (and any exemption, clearance or similar filing or certificate) with respect to any sales, use, transfer, stamp, value-added, motor vehicle transfer or registration, documentary, registration, recording, excise, real estate transfer or similar taxes or fees ("Transfer Taxes") required to be paid to any relevant taxing authority (or for which an exemption is being sought) in connection with the transactions contemplated by this Agreement shall be timely filed by the party legally obligated to file such tax return (or exemption, clearance or similar fling or certificate) with respect thereto. In this regard, Seller and Purchaser agree to cooperate, and to cause their respective affiliates to cooperate, with each other in the making of all such filings required in connection with any such Transfer Taxes. Purchaser shall deliver to Seller prior to the Closing Date all exemption, clearance, resale or similar certificates which would under applicable law enable the transactions contemplated by this Agreement to be exempt from any Transfer Taxes.

     11.18 Trademark Documentation. Without limiting the generality of Section 11.16, promptly, but in no event later than thirty (30) days after receipt of Purchaser's request from time to time, Seller shall furnish to Purchaser, at Seller's cost and expense

(including the reimbursement of applicable filing and recording fees as provided below), all documents and instruments in Seller's possession or otherwise publicly available, necessary, or reasonably requested by Purchaser to reflect all corporate and other mergers and reorganizations of Seller, its predecessors and affiliates and the ownership of the Trademarks, the other Assets and correct parties to the Assumed Agreements as a result thereof and to enable Purchaser, at Seller's cost and expense, to file and/or record with all governmental and other agencies and authorities (collectively, the "Trademark Authorities") such documents and instruments necessary or reasonably requested by Purchaser to reflect that as the result of such corporate and other reorganizations, the Trademarks and the other Assets were owned by Seller and that Seller is the correct party to the Assumed Agreements. In addition, Seller shall furnish to Purchaser (at Purchaser's cost and expense), promptly, but in no event later than thirty (30) days after receipt of Purchaser's request from time to time, all documents and instruments necessary or reasonably requested by Purchaser to reflect that the Trademarks and the other Assets have been sold to and purchased by Purchaser and that the Assumed Agreements have been assigned to and assumed by Purchaser and to enable Purchaser to file and/or record with all Trademark Authorities to reflect such sale, purchase, assignment and assumption. Each of Seller and Purchaser shall cooperate with the other as reasonably required to effect the foregoing. Purchaser shall bear the cost and expense of each such filing and recordation; provided, that Seller shall reimburse Purchaser for Purchaser's costs and expenses of the filing and recording fees (including the expense of legalization, if required) related to the filing and/or recordation of the documents set forth in the first sentence of this Section 11.18 within three (3) Business Days of Purchaser's written request therefor.

     11.19 Bulk Transfer Laws. Subject to Article X, the parties hereto hereby waive compliance with all applicable bulk sales and similar laws with respect to the Anne Klein Transactions.

                                  ARTICLE XII

                                   Termination

     12.01 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may also be terminated at any time prior to the Closing Date:

     (a) By the mutual consent of Purchaser and Seller;

     (b) By Purchaser or Seller, upon written notice to the other party, if Closing shall not have occurred on or before July 10, 1999 (or such later date as shall be mutually agreed to in writing by Purchaser, Seller and Takihyo); provided that the party seeking termination is not in default or breach of this Agreement; or

     (c) By Purchaser, upon written notice to Seller, as provided in Section 11.12.

     12.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.01, all further obligations of the parties under this Agreement (other than the provisions of Section 3.04) shall be terminated without further liability of any party or its shareholders, members, directors, or officers to the other parties, provided that (a) if either Purchaser or Seller terminates this Agreement pursuant to Section 12.01(b), then, to the extent applicable, the provisions of Section 10.04(e), with respect to Seller, and Section 10.05(e), with respect to Purchaser, shall be applicable and shall survive any such termination, (b) the provisions of Article X to the extent such Article relates to the indemnification obligations of (i) Seller and Takihyo with respect to the Purchaser Indemnified Parties in respect of Excluded Liabilities and (ii) Purchaser with respect to the Seller Indemnified Parties in respect of Purchaser's Liabilities, shall survive the termination of this Agreement, and (c) the provisions of Article X to the extent such Article relates to the indemnification obligations of any party in respect of fraud and willful breaches of this Agreement shall survive the termination hereof. In no event shall the termination of this Agreement affect in any way the terms and conditions of, or the rights or obligations of the parties pursuant to, the License Agreement.

                                  ARTICLE XIII

                               Governing Law, Etc.

     13.01 New York Governing Law. This Agreement and each of the other Purchase Documents shall be governed by and construed in accordance with the applicable laws pertaining in the State of New York, without regard to principles of conflicts of law or choice of law that defer to the substantive laws of another jurisdiction, other than Section 5-1401 of the New York General Obligations Law.

     13.02 No Fiduciary Relationship, Etc. The parties hereto acknowledge and agree that the sole relationship between Seller and Takihyo, on the one hand, and Purchaser, on the other, is that of arm's-length seller and purchaser, respectively, and that no term or provision of this Agreement or any other Transaction Document is intended to create, nor shall any such term or provision be deemed or construed to have created, any joint venture, partnership, trust, agency, employee, employer or other fiduciary or other relationship among the parties hereto. The parties acknowledge and agree that they have independently and fully reviewed and evaluated this Agreement, the transactions contemplated hereunder and the potential effects of such transactions on the Assets, Business, operations, properties and condition (financial or otherwise) of Seller and Takihyo, which review and evaluation was made (a) together with counsel and (to the extent deemed prudent by the parties) financial and other advisors, and (b) without any reliance upon any oral or written advice, analysis or assurance of any kind whatsoever from any other party. Sections 13.01 and
13.02 shall survive the termination of this Agreement, the other Transaction Documents, the rights and obligations of the parties hereunder or thereunder, and the transactions contemplated hereby and thereby.

                                   ARTICLE XIV

                                  Miscellaneous

     14.01 Notice. Any and all notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if given by personal delivery, by certified or registered mail, postage prepaid, return receipt requested, or by telecopier with verified answer back or by a recognized major overnight delivery service. Any such notice shall be deemed given when personally delivered against written receipt therefor, five (5) Business Days after posting, postage prepaid, in the mails of the United States of America, upon receipt of verified answer back with respect to transmission by telecopier (with the original sent postage prepaid by first class mail) or, with respect to delivery by major overnight delivery service, upon its receipt against written receipt therefor, at the following addresses or to such other address or to such other addressee as any party may from time to time specify by notice to the other party given as aforesaid:

                  If to Purchaser:

                  Kasper A.S.L., Ltd.
                  77 Metro Way
                  Secaucus, NJ 07094
                  Attention:  Chief Financial Officer
                  Facsimile No.: (201) 864-7768

                  With a copy to:

                  Parker Chapin Flattau & Klimpl, LLP
                  1211 Avenue of the Americas
                  New York, New York 10036
                  Attention:  Mark Abramowitz, Esq.
                  Facsimile No.: (212) 704-6288

                  If to Seller and Takihyo:

                  Anne Klein Company LLC
                  11 West 42nd Street
                  New York, New York 10036
                  Attention:  Frank Mori
                  Facsimile No.: (212) 869-9535

                  and:

                  Takihyo Inc.
                  11 West 42nd Street
                  New York, New York 10036
                  Attention: Frank Mori
                  Facsimile No.: (212) 869-9535

                  With a copy to:

                  Paul, Hastings, Janofsky & Walker, LLP
                  399 Park Avenue
                  New York, New York 10022-4697
                  Attention:  Leigh Ryan, Esq.
                  Facsimile No.: (212) 319-4090

     14.02 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, together with the agreements, certificates and other documents referred to herein, and together with the Confidentiality Agreement, constitute the entire agreement and set forth the entire understanding of the parties with respect to
the  subject  matter  hereof,   supersede
all prior agreements, covenants, arrangements, letters, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party, relating to the subject matter hereof, and may not be modified or amended, except by a written agreement specifically referring to this Agreement signed by the parties hereto and any other party to be charged.

     14.03 No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     14.04 Assignment. Neither party may transfer or assign this Agreement or its rights hereunder or delegate its performance hereunder without the prior written consent of the other party, and any purported assignment without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     14.05 Headings. The section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of any Section or paragraph.

     14.06 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement, the Transfer Documents and the Transaction Documents and the transactions contemplated hereby or thereby shall be paid by the party incurring such expenses, except as otherwise specifically provided herein or therein.

     14.07 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     14.08 No Third Party Beneficiaries. Nothing herein, express or implied, is intended to or shall confer upon any person or entity including, without limitation, any employee, contractor, vendor or distributor of the Business or labor organization, other than the parties hereto, the Purchaser Indemnified Parties and Seller Indemnified Parties pursuant to Article X hereof, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                         [PAGE INTENTIONALLY ENDS HERE]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                           KASPER A.S.L., LTD.

                                           By:  /s/ Lester E. Schreiber
                                                -------------------------------
                                                Name:    Lester E. Schreiber
                                                Title:   Chief Operating Officer

                                           ANNE KLEIN COMPANY LLC,
                                           a New York limited liability company,
                                           by its Member Manager

                                           TAKIHYO INC.

                                           By: /s/ Frank R. Mori
                                               --------------------------------
                                               Name:    Frank R. Mori
                                               Title:   President

                                           TAKIHYO INC.

                                           By:  /s/ Frank R. Mori
                                                -------------------------------
                                                Name:    Frank R. Mori
                                                Title:   President

                                    EXHIBIT A

                              FORM OF BILL OF SALE

     This Bill of Sale ("Bill of Sale") dated the ____ day of ______, 1999, is made by Anne Klein Company LLC ("Seller"), a New York limited liability company with its principal office at 11 West 42nd Street, New York, NY 10036.

     WHEREAS, in connection with that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of ____, 1999, between Kasper A.S.L., Ltd. ("Purchaser"), a Delaware corporation with its principal office at 77 Metro Way, Secaucus, NJ 07094 and Seller, which is incorporated herein by reference, Seller desires to transfer to, and Purchaser desires to acquire, all Seller's right, title and interest in and to the Assets (all capitalized terms used but not otherwise defined herein shall have the meaning assigned thereto in the Purchase Agreement);

     NOW, THEREFORE, Seller, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants and assigns, transfers and conveys to Purchaser, its successors and assigns, all Seller's right, title and interest in and to the Assets free and clear of all liens, claims, pledges, security interests and other encumbrances other than (a) the Trademark License Agreements, Other Trademark Agreements and Other Assumed Agreements which are in effect on the Closing Date and (b) Seller's rights to continue using the Trademarks as described in Section 11.11 of the Purchase Agreement and Section 2.01(a)(ii) of the License Agreement;

     TO HAVE AND TO HOLD, all the Assets, hereby granted and assigned unto Purchaser, its successors, assigns and legal representatives, to and for its and their own use and benefit forever.

     EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT, THE ASSETS ARE BEING DELIVERED TO THE TRANSFEREE BY THE TRANSFEROR IN "AS IS" "WHERE IS" CONDITION AND THE TRANSFEROR MAKES NO REPRESENTATIONS, WARRANTIES, GUARANTEES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE ASSETS. THE TRANSFEREE WAIVES, RELEASES AND RENOUNCES ALL WARRANTIES, OBLIGATIONS AND LIABILITIES OF SELLER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMITY OR DEFECT IN THE ASSETS.

     Setter will from time to time, at Purchaser's request and without further cost or expense to Purchaser, execute and deliver to Purchaser such other instruments of transfer and take such other action as Purchaser may reasonably request so as to more effectively transfer the Assets to Purchaser.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                        KASPER A.S.L., LTD.

                                        By: ____________________________________
                                             Name:
                                             Title:

                                        ANNE KLEIN COMPANY LLC,
                                        a New York limited liability company,
                                        by its Member Manager

                                        TAKIHYO INC.

                                        By: ___________________________________
                                             Name:
                                             Title:

                                        TAKIHYO INC.

                                        By: ____________________________________
                                             Name:
                                             Title:

                                    EXHIBIT B

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of ___________, 1999, by and between Kasper A.S.L., Ltd., a Delaware corporation ("Purchaser") and Anne Klein Company LLC, a New York limited liability company ("Seller").

     WHEREAS, in connection with that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of ___________, 1999, Purchaser and Seller which is incorporated herein by reference, Seller has agreed to assign to Purchase, and Purchaser has agreed to assume the Assumed Agreements (as hereinafter defined) and Assumed Liabilities (all capitalized terms used but not otherwise defined herein shall have the meaning assigned thereto in the Purchase Agreement);

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties to this Agreement hereby agree as follows:

     1. Assignment by Seller. Seller hereby transfers and assigns to Purchaser all of its rights, title and interest in and to, and all of its obligations under (a) the Assumed Agreements listed on Schedule I (the "Assumed Agreements") and (b) the Assumed Liabilities.

     2. Assumption by Purchaser. Purchaser hereby consents to the transfer and assignment of the Assumed Agreements and Assumed Liabilities to Purchaser and assumes and agrees to pay, perform and discharge, all of the liabilities and obligations of Seller from and after the Closing and which arise after the Closing, when due and payable in accordance with their respective terms of Seller pursuant to the Assumed Agreements and the Assumed Liabilities.

     3. Further Assurances. The parties shall, upon request of each other from time to time, do and execute and deliver, or cause to be done, executed or delivered, all such further acts, deeds, assignments, transfers and conveyances as each of them may reasonably request to more completely consummate and make effective the transactions contemplated hereby.

     4. Entire Agreement. This Agreement, together with the Purchase Agreement and other agreements referenced therein, constitute the entire and sole agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof supersede any prior or contemporaneous understanding, agreement, representation or warranty, whether oral or written, with respect to the subject matter hereof and thereof.

     5. Amendment and Waiver. No modifications or amendment of any provision of this Agreement shall be effective unless approved in writing by the parties to this Agreement. No party shall be deemed to have waived compliance by any other party with any provision of this Agreement unless such waiver is in writing, and the failure of any party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of any party thereafter to enforce such provisions in accordance with their terms. No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision of this Agreement. No waiver of any breach of any provision of this Agreement shall be deemed the waiver of any subsequent breach thereof or of any other provision of this Agreement.

     6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT CONSIDERATION OF PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS.

     7. Severability. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8. Counterparts. This Agreement may be executed in one or more counterparts and in separate counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        ANNE KLEIN COMPANY LLC,
                                        a New York limited liability company,
                                        by its Member Manager

                                        TAKIHYO INC.

                                        By:_______________________________
                                        Name:_____________________________
                                        Title:____________________________

                                        KASPER A.S.L., LTD.

                                        By:_______________________________
                                        Name:_____________________________
                                        Title:____________________________